August 3, 2022	Exhibit (a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
AutoWeb, Inc.
at
$0.39 Net Per Share In Cash
by
Unity AC 2, Inc.
a wholly-owned subsidiary of
Unity AC 1, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 30, 2022, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Unity AC 2, Inc., a Delaware corporation (“Purchaser”), and a wholly-owned subsidiary of Unity AC 1, LLC, a Delaware limited liability company (“Parent”), is offering to purchase all of the outstanding shares (the “Shares”) of common stock, par value $0.001 per share (the “Company Common Stock”), of AutoWeb, Inc., a Delaware corporation (the “Company”), owned by the stockholders of the Company other than the Company and its wholly-owned subsidiaries and Parent and its wholly-owned subsidiaries (the “Excluded Shares”), at a price of $0.39 per Share (the “Offer Price”), net to the seller thereof in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 24, 2022 (the “Merger Agreement”), by and among Parent, Purchaser and the Company, under which, after the satisfaction or waiver of certain conditions and the completion of the Offer, Purchaser will be merged with and into the Company in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) without a vote of the Company’s stockholders, with the Company continuing as the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent (the “Merger”). The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to as the “Transactions”.

The board of directors of the Company (the “Company Board”) has (a) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to and in the best interest of, the Company and its stockholders; (b) declared it advisable to enter into the Merger Agreement; (c) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger; (d) agreed that the Merger shall be effected pursuant to Section 251(h) of the DGCL; and (e) recommended that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer (the “Company Board Recommendation”).

Consummation of the Offer is subject to certain conditions, including (i) immediately prior to the expiration of the Offer, the number of Shares validly tendered and not validly withdrawn, together with any shares of Company Common Stock beneficially owned by Parent or any subsidiary of Parent, equals at least one share more than 50% of all shares of Company Common Stock then outstanding (as described in more detail in “The Tender Offer—Section 16. Conditions to the Offer”); (ii) no governmental body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, temporary restraining order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of prohibiting the consummation of the Offer or making the Offer or the Merger illegal, or otherwise prohibiting consummation of the Offer or the Merger, nor shall any legal requirement have been promulgated, enacted, issued, or deemed applicable to the Offer or the Merger by any governmental body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger; (iii) since the date of the Merger Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect (as defined in the Merger Agreement); (iv) the Company shall have complied with or performed in all material respects the obligations, covenants and agreements under the Merger Agreement it is required to comply with or perform at or prior to the Acceptance Time (as defined in the Merger Agreement); (v) subject to certain qualifications, the accuracy of representations and warranties of the Company under the Merger Agreement; (vi) the delivery by the Company to Parent of a certificate signed by an authorized officer of the Company certifying as to the satisfaction of certain closing conditions by the Company; (vii) the Merger Agreement not having been terminated in accordance with its terms; and (viii) there shall not be pending any legal proceeding in which a governmental body is a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the Offer or the Merger; (b) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation in the Merger; (c) relating to the Offer or the Merger and that would reasonably be expected to materially and adversely affect the right or ability of Parent to own any of the material assets or materially limit the operation of the business of the Company and its subsidiaries, taken as a whole; (d) seeking to compel any of the Company, its subsidiaries, Parent or any of its subsidiaries to dispose of or hold separate any material assets or material business as a result of the Offer or the Merger; or (e) relating to the Offer or the Merger and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of the Company or its subsidiaries. Neither the consummation of the Offer nor the Merger is subject to any financing condition. A summary of the principal terms of the Offer appears on pages 5 through 11. You should read this entire document carefully before deciding whether to tender your Shares.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

The Information Agent for the Offer is:

1407 Broadway
New York, New York 10018
(212) 929-5500
Call Toll Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser in the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer (or a facsimile thereof), which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by a transfer of Direct Registration Book-Entry Shares (as defined in this Offer to Purchase) or by book-entry transfer by following the procedures described in “The Tender Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares,” in each case by the Expiration Time (as defined in the Merger Agreement and as described in more detail in “The Tender Offer—Section 1. Terms of the Offer”), or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the tender for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery by book entry transfer, is at the election and sole risk of the tendering stockholder.

* * *

Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the “Information Agent” for the Offer, at the telephone number and addresses set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. Copies of these materials may also be found at the website maintained by the SEC at www.sec.gov.

We are not aware of any jurisdiction where the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction or is prohibited by any administrative or judicial action pursuant thereto. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

We have filed with the SEC the Schedule TO (including exhibits) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), furnishing certain additional information with respect to the Offer and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 (including exhibits) in accordance with the Exchange Act setting forth its recommendation and furnishing certain additional related information. The Schedule TO and Schedule 14D-9, and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in “The Tender Offer—Section 8. Certain Information Concerning the Company—Available Information.”

No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, commercial bank, trust company or other nominee shall be deemed to be the agent of Parent, Purchaser, the Company, the Information Agent or the Depositary or any of their affiliates for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

SUMMARY TERM SHEET

This summary highlights selected information from this Offer to Purchase, the related Letter of Transmittal and other related materials and may not contain all of the information that is important to you. You should carefully read this entire Offer to Purchase, the related Letter of Transmittal and other related materials in their entirety to fully understand the Offer (as defined in this Offer to Purchase), the Merger (as defined in this Offer to Purchase) and the other transactions contemplated by the Merger Agreement (as defined in this Offer to Purchase). References to “we,” “us,” or “our,” unless the context otherwise requires, are references to Purchaser (as defined in this Offer to Purchase). Except as otherwise set forth herein, the information concerning the Company (as defined in this Offer to Purchase) contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC (as defined in this Offer to Purchase), or other public sources. Parent (as defined in this Offer to Purchase) and Purchaser have not independently verified the accuracy and completeness of such information.

Principal Terms

•

Parties; Price Offered. Unity AC 2, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Unity AC 1, LLC, a Delaware limited liability company (“Parent”), is offering to purchase all of the outstanding shares of common stock (the “Company Common Stock”), par value $0.001 per share (the “Shares”), of AutoWeb, Inc., a Delaware corporation (the “Company”), owned by the stockholders of the Company other than the Company and its wholly-owned subsidiaries and Parent and its wholly-owned subsidiaries (the “Excluded Shares”), at a price of $0.39 per Share (the “Offer Price”), net to the seller thereof in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Purchaser and Parent are direct or indirect wholly-owned subsidiaries of One Planet Group, LLC, a Delaware limited liability company (“Guarantor”).

•

Merger Agreement; Merger. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 24, 2022 (the “Merger Agreement”), by and among Parent, Purchaser and the Company, under which, after the satisfaction or waiver of certain conditions and the completion of the Offer, Purchaser will be merged with and into the Company in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) without a vote of the Company’s stockholders, with the Company continuing as the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent (the “Merger”).

•

Transaction Structure. The Offer is the first step in our plan to acquire all of the outstanding Shares, as provided in the Merger Agreement. If we consummate the Offer and the conditions to the Merger specified in the Merger Agreement are satisfied or waived, we will acquire the remainder of the Shares in the Merger, other than any Excluded Shares and Dissenting Shares (as defined in this Offer to Purchase), for an amount in cash, without interest and subject to any required withholding of taxes, equal to the Offer Price pursuant to Section 251(h) of the DGCL.

•

Appraisal Rights. No appraisal rights are available in connection with the Offer. However, under the DGCL, stockholders who make a proper demand for appraisal, continuously hold their Shares through the effective time of the Merger (the “Effective Time”) and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger. We refer to Shares held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have complied with the provisions of the DGCL concerning the rights of holders of Shares to require appraisal of such Shares as “Dissenting Shares.” See “The Tender Offer—Section 18. Appraisal Rights.”

•

Excluded Shares. No offer is being made for any Shares that are owned by Parent or its affiliates. As of the date of this Offer to Purchase, Parent and its affiliates owned no Shares. If the Merger occurs, any Shares owned by Parent or Purchaser or any of their wholly-owned subsidiaries immediately prior to the Effective Time will not be acquired for the Offer Price and will be automatically cancelled and cease to exist. If the Merger occurs, the Shares that are held in the treasury of the Company or owned by any wholly-owned subsidiary of the Company immediately prior to the Effective Time will not be acquired for the Offer Price and will be automatically cancelled and cease to exist.

•

Company Options. The Offer is being made only for Shares and not for options to purchase Shares granted by the Company pursuant to the AutoWeb, Inc. 2018 Equity Incentive Plan, Amended and Restated AutoWeb, Inc. 2014 Equity Incentive Plan (collectively, the “Company Stock Plans”), and non-plan management inducement options (the “Company Options”). If a holder of the Company Options wishes to tender Shares subject to such Company Options, he or she must first exercise the Company Option (to the extent then vested and exercisable) in accordance with its terms in sufficient time to tender the Shares received into the Offer.

o

Pursuant to the Merger Agreement, prior to the Effective Time, the Company will cause all Company Options, whether vested or unvested, to be terminated and cancelled as of the Effective Time, and each Company Option (whether vested or unvested) shall be converted into, and represent only, the right of the holder thereof to receive an amount in cash, without interest, equal to the excess, if any, of the Offer Price over the exercise price per share thereof. With respect to all other Company Options, such termination and cancellation will be for no consideration.

•

Company Restricted Shares. Pursuant to the Merger Agreement, prior to the Effective Time, the Company will cause all unvested restricted shares of Company Common Stock (“Company Restricted Shares”) granted by the Company pursuant to the Company’s 2018 Equity Incentive Plan, (the “Company Stock Plans”) to become fully vested, and all Company Restricted Shares outstanding immediately prior to the Effective Time shall be converted automatically into and shall thereafter represent the right to receive the Offer Price.

•

Expiration Time of the Offer. The Offer will initially be scheduled to expire at one minute after 11:59 p.m., New York City Time, on August 30, 2022, unless we extend the Offer (such time and date at which the Offer will expire, the “Expiration Time”). We will announce any decision to extend the Offer in a press release stating the new expiration date no later than 9:00 a.m., Eastern time, on the first business day after the previously scheduled expiration of the Offer.

•

Acceptance of Shares Tendered. Upon the terms and subject to the prior satisfaction or waiver of the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered in accordance with the procedures set forth in “The Tender Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares” and not validly withdrawn prior to the Expiration Time in accordance with the procedures set forth in “The Tender Offer—Section 4. Withdrawal Rights” (the time of such acceptance, the “Acceptance Time”).

•

Funds Necessary; No Financing Condition. Parent estimates that the total amount of funds necessary to purchase all issued and outstanding Shares pursuant to the Offer and the Merger will be up to approximately $5,479,948. Neither the consummation of the Offer nor the Merger is subject to any financing condition. Parent and Purchaser intend to finance the acquisition of Shares in the Offer and Merger with cash on hand. See “The Tender Offer—Section 9. Source and Amount of Funds.”

•

Equity Commitment Letter. Parent has entered into an equity commitment letter with Guarantor, dated as of July 24, 2022 (the “Equity Commitment Letter”), pursuant to which Guarantor has agreed to purchase equity interests in Parent equal to $13.0 million plus the amount, if any, of the “Excess Debt Amount” (as defined in the Merger Agreement), which is the amount, if any, by which the amount payable to the holder of the debt outstanding under the Loan, Security and Guarantee Agreement, dated as of March 26, 2021, by and among the Company, the other obligors party thereto, the lenders party thereto, and CIT

Northbridge Credit LLC, a Delaware limited liability company, as agent for the lenders thereto as of the Closing exceeds the “Estimated Debt Amount” (as defined in the Merger Agreement), which is $4,943,491, but such excess not to exceed $494,349, and solely to fund Parent’s obligations to pay, or to cause to be paid, the Offer Price upon the closing of the Merger (the “Closing”) and certain transaction expenses of the Company and all related fees and expenses requited to be paid by Parent or Purchaser pursuant to the Merger Agreement. The Company is an express third party beneficiary of the Equity Commitment Letter.

•

Limited Guarantee. Guarantor and the Company entered into a Limited Guarantee, dated as of July 24, 2022 (the “Limited Guarantee”), pursuant to which Guarantor guaranteed the payment by Parent of the Reverse Termination Fee (as defined in the Merger Agreement) of $1.0 million, subject to the terms and conditions of the Limited Guarantee.

•

Support Agreements. Contemporaneously with the execution and delivery of the Merger Agreement, 25 stockholders of the Company entered into Tender and Support Agreements with Parent and Purchaser pursuant to which each such person agreed, among other things, to tender all of the Shares beneficially owned by such person in the Offer. The supporting stockholders beneficially own, in the aggregate, approximately 40% of the outstanding Shares.

The Company Board Recommendation

•

The board of directors of the Company (the “Company Board”) has (a) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to and in the best interest of, the Company and its stockholders; (b) declared it advisable to enter into the Merger Agreement; (c) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger; (d) agreed that the Merger shall be effected pursuant to Section 251(h) of the DGCL; and (e) recommended that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer (the “Company Board Recommendation”).

•

The Company Board Recommendation was made after a recommendation by a special committee of the Company Board consisting solely of independent, disinterested directors (the “Special Committee”), that the Board (A) approve the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, (B) agree that the Merger shall be effected pursuant to Section 251(h) of the DGCL, (C) resolve to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and (D) take, or cause to be taken, all such action as may be necessary to effect the foregoing.

•

A more complete description of the approval of the Company Board and the recommendation of the Special Committee of the Offer and the Merger is set forth in the Company Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the SEC and furnished to stockholders of the Company in connection with this Offer.

Conditions

•	Our obligation to accept or purchase any Shares is subject to the satisfaction or waiver of the following conditions (the “Offer Conditions”):

o

immediately prior to the expiration of the Offer, the number of Shares validly tendered and not validly withdrawn, together with any shares of Company Common Stock beneficially owned by Parent or any subsidiary of Parent, equals at least one share more than 50% of all shares of Company Common Stock then outstanding (the “Minimum Condition”);

o

no governmental body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, temporary restraining order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of prohibiting the consummation of the Offer or making the Offer or the

Merger illegal, or otherwise prohibiting consummation of the Offer or the Merger, nor shall any legal requirement have been promulgated, enacted, issued, or deemed applicable to the Offer or the Merger by any governmental body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger (the “Governmental Impediment Condition”);

o

since the date of the Merger Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect (as defined in the Merger Agreement) (the “Material Adverse Effect Condition”);

o

the Company shall have complied with or performed in all material respects the obligations, covenants and agreements under the Merger Agreement it is required to comply with or perform at or prior to the Acceptance Time (as defined in the Merger Agreement);

o	subject to certain qualifications, the accuracy of representations and warranties of the Company under the Merger Agreement;

o	the delivery by the Company to Parent of a certificate signed by an authorized officer of the Company certifying as to the satisfaction of certain closing conditions by the Company;

o	the Merger Agreement not having been terminated in accordance with its terms (the “Termination Condition”); and

o

there shall not be pending any legal proceeding in which a governmental body is a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the Offer or the Merger; (b) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation in the Merger; (c) relating to the Offer or the Merger and that would reasonably be expected to materially and adversely affect the right or ability of Parent to own any of the material assets or materially limit the operation of the business of the Company and its subsidiaries, taken as a whole; (d) seeking to compel any of the Company, its subsidiaries, Parent or any of its subsidiaries to dispose of or hold separate any material assets or material business as a result of the Offer or the Merger; or (e) relating to the Offer or the Merger and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of the Company or its subsidiaries

•

We have the right to increase the Offer Price or to waive or make any other changes to the terms and conditions of the Offer, including the Offer Conditions. However, without the Company’s prior written consent, we are not permitted to (1) reduce the Offer Price, (2) change the form of consideration payable in the Offer, (3) reduce the number of Shares sought to be purchased in the Offer, (4) waive, amend or change the Minimum Condition or the Termination Condition, (5) add to the Offer Conditions, (6) extend the expiration of the Offer except as required or permitted by the Merger Agreement, (7) provide for any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act or (8) modify any Offer Condition in a manner that is adverse to the holders of Shares or would, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement.

•

Neither the Offer nor the Merger is subject to any financing condition. We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares (other than any Excluded Shares) solely for cash, (ii) the Offer and the Merger are not subject to any financing condition, and (iii) if we consummate the Offer, we will acquire all remaining Shares (other than any Excluded Shares and Dissenting Shares) for the same cash price in the Merger, subject to any required withholding of taxes.

Procedures for Tendering Shares

If you wish to accept the Offer and:

•

you are a record holder (i.e., a stock certificate or book entry has been issued to or entered for you and registered in your name), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the depository for the Offer (the “Depositary”). These materials must reach the Depositary before the Offer expires. You will not be obligated to pay brokerage fees or commissions if you are record holder or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of your Shares by Purchaser. Detailed instructions are contained in the Letter of Transmittal and in “The Tender Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares”; or

•

you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee (i.e., your Shares are held in “street name”), you should promptly contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer and, accordingly, beneficial owners wishing to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. You should check with your broker, dealer, commercial bank, trust company or other nominee as to whether it charges any brokerage fees or commissions.

Withdrawal Rights

•

You have the right to, and can, withdraw any Shares that you have previously tendered at any time until the Offer has expired. See “The Tender Offer—Section 1. Terms of the Offer” and “The Tender Offer—Section 4. Withdrawal Rights.”

•

To withdraw Shares that you previously tendered, you must deliver a written notice of withdrawal with the required information to the Depositary at a time when you have the right to withdraw your Shares. If you tendered your Shares through your broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for withdrawing Shares and, accordingly, beneficial owners wishing to withdraw their Shares should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to withdraw its Shares. See “The Tender Offer—Section 4. Withdrawal Rights.”

•

Once we accept your tendered Shares upon expiration of the Offer, you will no longer be able to withdraw them. See “The Tender Offer—Section 1. Terms of the Offer” and “The Tender Offer—Section 4. Withdrawal Rights.”

Extension of the Offer

•

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will be required to accept for payment and pay for any Shares validly tendered and not validly withdrawn.

•

The Offer is initially scheduled to expire at midnight (New York City time) on August 30, 2022 (the “Initial Expiration Time”) or, in the event the Initial Expiration Time has been extended pursuant to and in accordance with the Merger Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later time to which the Initial Expiration Time has been so extended, the “Expiration Time”). (i) If, as of then-scheduled Expiration Time, any Offer Condition is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer for additional periods of up to ten business days per extension, to permit such Offer Condition to be satisfied; and (ii) if, as of then-scheduled Expiration Time, any Offer Condition is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), at the request of the Company, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for additional periods specified by the Company of up to ten business days per extension (or such other period as the parties may agree), to permit such Offer Condition to be satisfied; provided, however, that in no event shall Parent or Purchaser (1) be required to extend the Offer beyond the earlier to occur of (x) the valid termination of the Merger Agreement (y) the “End Date” (as defined in the Merger Agreement), which is September 16, 2022 (such earlier occurrence, the “Extension Deadline”) or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company.

•

During any extension of the Offer, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to any withdrawal rights. See “The Tender Offer—Section 4. Withdrawal Rights.”

Dividends and Distributions

•	Under the terms of the Merger Agreement, the Company is not permitted to declare, accrue, set aside or pay any dividend or make any other distribution in respect of the Shares or any other shares of capital stock of the Company, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the Company and any of its subsidiaries (the “Target Companies”); (B) pursuant to the Company’s right to repurchase restricted stock held by an employee of the Company or any of its subsidiaries upon termination of such employee’s employment; or (C) in connection with the withholding of shares of Company Common Stock to satisfy tax obligations with respect to the exercise of Company Options or the vesting of Company Restricted Shares. See “The Tender Offer—Section 15. Dividends and Distributions.”

Recent Company Common Stock Trading Prices; Subsequent Trading

•	On July 22, 2022, the last trading day before the execution of the Merger Agreement, the closing price of the Shares reported on The Nasdaq Capital Market (“Nasdaq”) was $0.41 per Share.

•	On August 1, 2022, the last full trading day before Purchaser began printing the Offer to Purchase, the closing price of the Shares reported on Nasdaq was $0.38 per Share.

•

Immediately following the consummation of the Merger, the Shares will no longer meet the requirements for continued listing on Nasdaq because the only stockholder will be Parent. Nasdaq requires, among other things, that any listed shares of common stock have at least 400 total stockholders. Immediately following the consummation of the Merger, Parent intends to cause the Surviving Corporation to delist the Shares from Nasdaq.

•	We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See “The Tender Offer—Section 6. Price Range of Shares; Dividends.”

U.S. Federal Income Tax Treatment

•	The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. See “The Tender Offer—Section 5. Certain United States Federal Income Tax Consequences” for a description of certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger. Stockholders are urged to consult with their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

Further Information

•	For further information, you can call MacKenzie Partners, Inc., the Information Agent for the Offer, toll-free at (800) 322-2885. See the back cover page of this Offer to Purchase for additional contact information.

To All Holders of Shares of Common Stock of AutoWeb, Inc.:

INTRODUCTION

Unity AC 2, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Unity AC 1, LLC, a Delaware limited liability company (“Parent”), is offering to purchase all of the outstanding shares of common stock (the “Company Common Stock”), par value $0.001 per share (the “Shares”), of AutoWeb, Inc., a Delaware corporation (the “Company”), owned by the stockholders of the Company other than the Company or its wholly-owned subsidiaries or Parent or its wholly-owned subsidiaries (the “Excluded Shares”) at a price of $0.39 per Share (the “Offer Price”), net to the seller thereof in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 24, 2022 (the “Merger Agreement”), by and among Parent, Purchaser and the Company, under which, after the satisfaction or waiver of certain conditions and the completion of the Offer, Purchaser will be merged with and into the Company in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) without a vote of the Company’s stockholders, with the Company continuing as the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent (the “Merger”).

If your Shares are registered in your name and you tender directly to the Depositary (as defined in this Offer to Purchase), you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of your Shares by Purchaser. If you do not complete and sign the Form W-9 that is included in the Letter of Transmittal, or a Form W-8BEN, W-8BEN-E or other Form W-8, as applicable, you may be subject to a required federal income tax backup withholding of 24% of the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. See “The Tender Offer—Section 5. Certain United States Federal Income Tax Consequences.” Parent or Purchaser will pay all charges and expenses of Computershare Trust Company, N.A. (the “Depositary”) and MacKenzie Partners, Inc. (the “Information Agent”).

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any brokerage fees or commissions. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer and, accordingly, beneficial owners wishing to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Consummation of the Offer is subject to certain conditions, including (i) immediately prior to the expiration of the Offer, the number of Shares validly tendered and not validly withdrawn, together with any shares of Company Common Stock beneficially owned by Parent or any subsidiary of Parent, equals at least one share more than 50% of all shares of Company Common Stock then outstanding (as described in more detail in “The Tender Offer—Section 16. Conditions to the Offer,” the “Minimum Condition”); (ii) no governmental body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, temporary restraining order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of prohibiting the consummation of the Offer or making the Offer or the Merger illegal, or otherwise prohibiting consummation of the Offer or the Merger, nor shall any legal requirement have been promulgated, enacted, issued, or deemed applicable to the Offer or the Merger by any governmental body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger (the “Governmental Impediment Condition”); (iii) since the date of the Merger Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect (as defined in the Merger Agreement) (the “Material Adverse Effect Condition”); (iv) the Company shall have complied with or performed in all material respects the obligations, covenants and agreements under the Merger Agreement it is required to comply with or perform at or prior to the Acceptance Time (as defined in the Merger Agreement); (v) subject to certain qualifications, the accuracy of representations and warranties of the Company under the Merger Agreement; (vi) the delivery by the Company to Parent of a certificate signed by an authorized officer of the Company certifying as to the satisfaction of certain closing conditions by the Company; (vii) the Merger Agreement not having been terminated in accordance with its terms; and (viii) there shall not be pending any legal proceeding in which a governmental body is a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the Offer or the Merger; (b) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation in the Merger; (c) relating to the Offer or the Merger and that would reasonably be expected to materially and adversely affect the right or ability of Parent to own any of the material assets or materially limit the operation of the business of the Company and its subsidiaries, taken as a whole; (d) seeking to compel any of the Company, its subsidiaries, Parent or any of its subsidiaries to dispose of or hold separate any material assets or material business as a result of the Offer or the Merger; or (e) relating to the Offer or the Merger and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of the Company or its subsidiaries.

The Minimum Condition requires that the number of Shares validly tendered and not validly withdrawn, together with any shares of Company Common Stock beneficially owned by Parent or any subsidiary of Parent, equals at least one share more than 50% of all shares of Company Common Stock then outstanding. See “The Tender Offer—Section 16. Conditions to the Offer.” As of July 21, 2022, the Reference Date as defined in the Merger Agreement,, (i) the number of outstanding Shares is 14,051,149 (based on information provided by the Company). Neither Parent nor any subsidiary of Parent own any Shares. Accordingly, assuming no changes in the number of outstanding Shares after the date of this Offer to Purchase, we anticipate that the Minimum Condition would be satisfied if 7,025,576 Shares are validly tendered and not validly withdrawn prior to the expiration of the Offer. See “The Tender Offer—Section 16. Conditions to the Offer.”

At the date and time at which the Merger becomes effective (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than Excluded Shares and Shares held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have complied with the provisions of the DGCL concerning the rights of holders of Shares to require appraisal of such Shares (“Dissenting Shares”)), will, without any further action on the part of the holder of such Share, be converted into the right to receive a price per Share equal to the Offer Price, without interest and subject to any required withholding of taxes, payable to the holder thereof upon surrender of the certificate formerly representing, transfer of Direct Registration Book-Entry Share (as defined in this Offer to Purchase) or book-entry transfer of, such Share. The Merger Agreement is more fully described in “The Tender Offer—Section 11. The Merger Agreement; Other Agreements.” The principal U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger are described in “The Tender Offer—Section 5. Certain United States Federal Income Tax Consequences.” We recommend that stockholders consult their tax advisors regarding the tax consequences of the receipt of cash for Shares in connection with the Offer or the Merger.

The Offer is being made only for Shares and not for options to purchase Shares granted by the Company pursuant to the AutoWeb, Inc. 2018 Equity Incentive Plan, Amended and Restated AutoWeb, Inc. 2014 Equity Incentive Plan (collectively, the “Company Stock Plans”), and non-plan management inducement options (the “Company Options”) or restricted stock units of the Company. If a holder of Company Options wishes to tender Shares subject to such Company Options, he or she must first exercise the Company Option (to the extent then vested and exercisable) in accordance with its terms in sufficient time to tender the Shares received into the Offer. Pursuant to the Merger Agreement, prior to the Effective Time, the Company will cause all Company Options, whether vested or unvested, to be terminated and cancelled as of the Effective Time, and each Company Option (whether vested or unvested) shall be converted into, and represent only, the right of the holder thereof to receive an amount in cash, without interest, equal to the excess, if any, of the Offer Price over the exercise price per share thereof. With respect to all other Company

Options, such termination and cancellation will be for no consideration. All of the outstanding Company Options have exercise prices in excess of the Offer Price, and, accordingly, Parent expects that all Company Options will be terminated and cancelled for no consideration as of the Effective Time.

Pursuant to the Merger Agreement, prior to the Effective Time, the Company will cause all unvested restricted shares of Company Common Stock (“Company Restricted Shares”) granted by the Company pursuant to the Company’s 2018 Equity Incentive Plan, (the “Company Stock Plans”) to become fully vested, and all Company Restricted Shares outstanding immediately prior to the Effective Time shall be converted automatically into and shall thereafter represent the right to receive the Offer Price.

The Offer is initially scheduled to expire at one minute after 11:59 p.m., New York City time, on August 30, 2022, unless we extend the Offer (such time and date at which the Offer will expire, the “Expiration Time”). We will announce any decision to extend the Offer in a press release stating the new expiration date no later than 9:00 a.m., Eastern time, on the first business day after the previously scheduled expiration of the Offer.

The Company Board has made the Company Board Recommendation pursuant to which it (a) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to and in the best interest of, the Company and its stockholders; (b) declared it advisable to enter into the Merger Agreement; (c) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger; (d) agreed that the Merger shall be effected pursuant to Section 251(h) of the DGCL; and (e) recommended that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

The Company Board Recommendation was made after a recommendation by the Special Committee that the Board (a) approve the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, (b) agree that the Merger shall be effected pursuant to Section 251(h) of the DGCL, (c) resolve to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and (d) take, or cause to be taken, all such action as may be necessary to effect the foregoing.

A more complete description of the approval of the Company Board and the recommendation of the Special Committee of the Offer and the Merger is set forth in the Company Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the SEC and furnished to stockholders of the Company in connection with this Offer.

If Purchaser consummates the Offer and the conditions to the Merger specified in the Merger Agreement are satisfied or waived, the Merger will be effected pursuant to Section 251(h) of the DGCL and, following the consummation of the Merger, the Company will become a wholly-owned subsidiary of Parent.

No appraisal rights are available in connection with the Offer. However, under the DGCL, stockholders who make a proper demand for appraisal, continuously hold their Shares through the Effective Time and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger. See “The Tender Offer—Section 18. Appraisal Rights.”

If the Merger occurs, then Shares that are held in the treasury of the Company or owned by any wholly-owned subsidiary of the Company immediately prior to the Effective Time will not be acquired for the Offer Price and will be automatically cancelled and cease to exist.

Upon the terms and subject to the prior satisfaction or waiver of the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered in accordance with the procedures set forth in “The Tender Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares” and not properly validly prior to the Expiration Time in accordance with the procedures set forth in “The Tender Offer—Section 4. Withdrawal Rights.”

Parent estimates that the total amount of funds necessary to purchase all issued and outstanding Shares pursuant to the Offer and the Merger will be up to approximately $5,479,948. Neither the consummation of the Offer nor the Merger is subject to any financing condition. Parent intends to finance the acquisition of Shares in the Offer and Merger with cash on hand. See “The Tender Offer—Section 9. Source and Amount of Funds.”

This Offer to Purchase and the related Letter of Transmittal and the Schedule 14D-9 contain important information and each such document should be read carefully and in its entirety before you make any decision with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and promptly pay for all Shares validly tendered prior to the Expiration Time and not validly withdrawn as permitted under “The Tender Offer—Section 4. Withdrawal Rights” (and in any event within one business day with respect to acceptance and three business days with respect to payment (in each case, calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act)) on or after the Expiration Time.

The Acceptance Time shall occur promptly following the expiration of the Offer (which is expected to be one minute after 11:59 p.m., New York City time, on August 30, 2022, unless Purchaser extends the Offer pursuant to the terms of the Merger Agreement).

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the other conditions described in “The Tender Offer—Section 16. Conditions to the Offer.”

The Expiration Time may be extended in certain circumstances in accordance with the Merger Agreement, including (i) if, as of then-scheduled Expiration Time, any Offer Condition is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer for additional periods of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied; and (ii) if, as of then-scheduled Expiration Time, any Offer Condition is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), at the request of the Company, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for additional periods specified by the Company of up to 10 business days per extension (or such other period as the parties may agree), to permit such Offer Condition to be satisfied; provided, however, that in no event shall Parent or Purchaser (1) be required to extend the Offer beyond the earlier to occur of (x) the valid termination of the Merger Agreement and (y) the End Date (such earlier occurrence, the “Extension Deadline”) or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company.

We have the right to increase the Offer Price or to waive or make any other changes to the terms and conditions of the Offer, including the Offer Conditions. However, without the Company’s prior written consent, we are not permitted to (1) reduce the Offer Price, (2) change the form of consideration payable in the Offer, (3) reduce the number of Shares sought to be purchased in the Offer, (4) waive, amend or change the Minimum Condition or the Termination Condition, (5) add to the Offer Conditions, (6) extend the expiration of the Offer except as required or permitted by the Merger Agreement, (7) provide for any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act or (8) modify any Offer Condition in a manner that is adverse to the holders of Shares or would, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement.

Without limiting the manner in which Purchaser may choose to make any public announcement, it currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If we extend the Offer, are delayed in our acceptance for payment of, or payment (whether before or after our acceptance for payment for Shares) for, Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under “The Tender Offer—Section 4. Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum ten business day period generally is required to allow for adequate dissemination to stockholders and investor response.

For purposes of this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to close in the City of New York determined under Rule 14d-1(g)(3) promulgated under the Exchange Act, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

If, on or before the Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

We do not intend to provide a subsequent offering period for the Offer; however, the Offer may be extended pursuant to the Merger Agreement.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the Expiration Time, any of the Offer Conditions have not been satisfied. See “The Tender Offer—Section 16. Conditions to the Offer.” Under certain circumstances, we may terminate the Merger Agreement and the Offer. Without limiting the generality of the foregoing, we may terminate the Merger Agreement prior to the Acceptance Time if:

•	the Company mutually consents to the termination;

•

if a court of competent jurisdiction or other governmental body shall have issued a final and non-appealable order, or shall have taken any other final and non-appealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the acceptance of Shares in the Offer or the Merger; provided we have used our reasonable best efforts to contest, appeal and remove the order or action in accordance with the terms of the Merger Agreement (a “Governmental Impediment Condition”);

•

(A) if the Acceptance Time shall not have occurred on or before midnight Eastern time on the End Date, which is September 16, 2022 under the Merger Agreement; or (B) the Offer shall have expired or been terminated in accordance with its terms without Purchaser having purchased any Shares pursuant thereto; provided, that neither party shall have the right to terminate the Merger Agreement pursuant to this provision if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in the Merger Agreement shall have been the cause of, or resulted in, the event specified in either of the foregoing clauses (A) or (B) and such action or failure to perform constitutes a breach of the Merger Agreement (the “End Date Condition”);

•

if, whether or not permitted to do so: (i)(A) the Company Board or any committee thereof shall withhold, withdraw, qualify or modify in a manner adverse to Parent, or resolve to or publicly propose to withhold, withdraw, qualify, or modify in a manner adverse to Parent, the Company Board Recommendation, (B) remove the Company Board Recommendation from or fail to include the Company Board Recommendation in the Schedule 14D-9 or (C) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any offer or proposal (other than an offer or proposal by Parent or Purchaser or any of their affiliates) for an Acquisition Transaction (as defined below in “The Tender Offer—Section 11. The Merger Agreement; Other Agreements”) (in each case, other than the transactions contemplated by the Merger Agreement) (an “Acquisition Proposal”) (any action described in this clause (i) being referred to as a “Company Adverse Change in Recommendation”); (ii) the Company, Company Board or any committee thereof shall have adopted, approved, recommended, submitted to stockholders, declared advisable, executed or entered into (or resolved, determined or proposed to adopt, approve, recommend, submit to stockholders, declare advisable, execute or enter into) any Alternative Acquisition Agreement (as defined below in “The Tender Offer—Section 11. The Merger Agreement; Other Agreements”); (iii) following the public disclosure of an Acquisition Proposal (other than a tender or exchange offer which is the subject of clause (iv) below), the Company Board fails to publicly reaffirm the Company Board Recommendation within five business days after Parent so requests in writing (provided that Parent may only make such request on two occasions); (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or a Parent affiliate) and the Company Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten business days after the commencement of such tender or exchange offer, the Company Board shall have failed to recommend against acceptance of such offer; (v) the Company shall have materially breached its obligations under Section 4.4 (No Solicitation), Section 5.1(a) (Company Recommendation) or Section 5.1(b) (Superior Proposal) of the Merger Agreement; or (vi) other than in connection with an Acquisition Proposal, the Company shall have failed to issue a press release that reaffirms the Company Board Recommendation within five business days after Parent so requests in writing (provided that Parent may only make such request on two occasions) (each of the foregoing a “Triggering Event”); provided, that any such termination under this provision must occur within ten business days of the applicable Triggering Event (an “Alternative Transaction Condition”); or

•

if: (i) any of the Company’s representations and warranties contained in the Merger Agreement shall be inaccurate such that the Offer Conditions, subject to certain qualifications as described below in “The Tender Offer—Section 16. Conditions to the Offer” would not be satisfied; or (ii) any of the Company’s covenants or obligations contained in the Merger Agreement shall have been breached; provided, however, that, (A) for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of the Company’s representations and warranties or a breach of a covenant or obligation by the Company is capable of being cured by the End Date, then Parent may not terminate the Merger Agreement on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period equal to the lesser of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach, and (B) Parent may not terminate under this provision if the Parent or Purchaser is then in material breach and ending on the day prior to the End Date of any of its representations, warranties, covenants or obligations under the Merger Agreement (a “Company Representations Condition”).

The Company has provided us with the Company’s stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other related materials to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares

Subject to the satisfaction or waiver of all the conditions to the Offer set forth in “The Tender Offer—Section 16. Conditions to the Offer,” we will accept for payment and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the later of (i) the earliest time as of which Purchaser is permitted under the Exchange Act to accept for payment Shares validly tendered (and not validly withdrawn) pursuant to the Offer and (ii) the earliest time as of which each of the Offer Conditions shall have been satisfied or waived. On the terms and subject to the conditions of the Offer and the Merger Agreement, Purchaser shall promptly after the Acceptance Time pay, or cause the Depositary to pay, for all Shares validly tendered (and not validly withdrawn) in the Offer. See Section 17—“Certain Legal Matters; Regulatory Approvals.”

In all cases, we will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates representing such Shares (the “Share Certificates”) (or a book-entry confirmation relating to such Shares (a “Book-Entry Confirmation”)) and (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or in the case of a book-entry transfer, an agent’s message (“Agent’s Message”) relating thereto) and any other documents required by the Letter of Transmittal pursuant to the procedures set forth in “The Tender Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares” and (iii) a final determination of the adequacy of the items received has been made when necessary by Purchaser.

On the terms of and subject to the conditions to the Offer, promptly after the Acceptance Time, we will pay, or cause the Depositary to pay, for all Shares validly tendered (and not validly withdrawn) in the Offer. For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when we give written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under “The Tender Offer—Section 4. Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment for Shares.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions to the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedure set forth in “The Tender Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), promptly following the expiration or termination of the Offer.

3. Procedures for Accepting the Offer and Tendering Shares

Valid Tender of Shares. Except as set forth below, in order for you to validly tender Shares in the Offer, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares through DTC, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time and either (i) certificates representing Shares tendered must be delivered to the Depositary, (ii) the Letter of Transmittal must indicate the tender of Direct Registration Book-Entry Shares (as defined in this Offer to Purchase) or (iii) tendered Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Time. The term “Agent’s Message” means a message, transmitted through electronic means by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined in this Offer to Purchase), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or such other nominee in order to tender their Shares. If a broker, dealer, commercial bank, trust company or other nominee holds a stockholder’s Shares, it is likely that they will have an earlier deadline for the stockholder to act to instruct them to accept the Offer. Stockholders who hold Shares through nominee stockholders are urged to immediately contact their nominee to find out its deadline. Stockholders who hold Shares through nominee stockholders are also urged to consult their nominees to determine whether any charges may apply if stockholders tender Shares through such nominees and not directly to the Depositary.

Direct Registration Account. If you hold your Shares in a direct registration account maintained by the Company’s transfer agent (such shares, “Direct Registration Book-Entry Shares”), in order to validly tender your Direct Registration Book-Entry Shares, you must deliver the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees and any other required documents to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary. Although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (which term includes most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal. If certificates representing Shares are forwarded separately to the Depositary, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, must accompany each delivery of certificates.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and sole risk of the tendering stockholder. Delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, we recommend that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Purchaser, Parent, the Company or the Information Agent. Any certificates delivered to Purchaser, Parent, the Company or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

Other Requirements. Notwithstanding any provision hereof, Purchaser will pay for Shares pursuant to the Offer only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. In addition, if the Shares to be tendered are Direct Registration Book-Entry Shares, the Letter of Transmittal must indicate that such Shares are Direct Registration Book-Entry Shares. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares, Letters of Transmittal or Book Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Backup Withholding. Backup withholding of U.S. federal income tax will apply to payments made in the Offer to each holder of Shares unless (i) the applicable tendering U.S. Holder completes and returns the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal certifying, among other things, that such U.S. Holder is not subject to backup withholding or (ii) the applicable Non-U.S. Holder completes and submits an IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8), which can be obtained from the Depositary or at www.irs.gov. For an explanation of the terms “U.S. Holder” and “Non-U.S. Holder” and a more detailed discussion of backup withholding, see “The Tender Offer—Section 5. Material United States Federal Income Tax Consequences of the Offer and the Merger.”

Binding Agreement. The acceptance for payment by Purchaser of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

Return of Unpurchased Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased Shares will be returned to the tendering stockholders promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer through DTC, by delivering an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of Purchaser as such stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such dividends, distributions, rights, Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed effective). Purchaser’s designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of the Company, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s payment for such Shares, Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares as provided herein, for any meeting of the stockholders of the Company.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole and absolute discretion, which determination shall be final and binding on all parties, subject to the right of any such party to dispute such determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser the Depositary, the Information Agent or any of their respective affiliates or assigns, or any other person will be under any duty to give notification of any defects or irregularities in tenders, or waiver of such defects or irregularities, or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) shall be final and binding on all parties, subject to the right of any such party to dispute such interpretation in a court of competent jurisdiction.

4. Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to one minute after 11:59 p.m., New York City time, on August 30, 2022 and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after September 30, 2022, which is the 60th day after the date of the commencement of the Offer.

For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—“Procedures for Accepting the Offer and Tendering

Shares,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in “The Tender Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Time.

No withdrawal rights will apply to Shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. See “The Tender Offer—Section 1. Terms of the Offer.”

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Certain United States Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences expected to result to the holders of Shares upon the tender of Shares for cash pursuant to the Offer or converted to cash in the Merger. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or non-U.S. tax laws, U.S. federal estate or gift tax laws or the Medicare tax on net investment income. This discussion is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, all as in effect as of the date of this Offer to Purchase. These laws and authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.

This discussion is limited to holders who hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including without limitation, certain former citizens or long-term residents of the United States, person subject to special tax accounting rules under Section 451(b) of the Code, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, partnerships and other pass-through entities and investors therein, U.S. Holders who hold their Shares through “controlled foreign corporations” or “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, banks or other financial institutions, regulated investment companies, real estate investment trusts, insurance companies, “S” corporations, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, and persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment. This discussion also does not address the U.S. federal income tax consequences to holders of Shares who acquired their Shares through stock option or stock purchase plan programs or in other compensatory arrangements, or those who exercise appraisal rights under the DGCL.

WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE OFFER AND THE MERGER IN RESPECT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS.

As used in this discussion, a “U.S. Holder” is any beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen of the United States;

•

an individual who is a resident of the United States, which generally refers to a non-U.S. individual who (i) is a lawful permanent resident of the United States, (ii) is present in the United States for, or in excess of, certain periods of time or (iii) makes a valid election to be treated as a U.S. resident;

•

a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) or (ii) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” is any beneficial owner of Shares (i) that is not a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes), and (ii) that is not a U.S. Holder for U.S. federal income tax purposes.

U.S. Holders

Effect of the Offer and the Merger. The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for Shares in the Offer or the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the applicable Shares, determined on a per share basis. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. Short-term capital gains are taxed at rates applicable to ordinary income. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of Shares at different times or at different prices, such U.S. Holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger. Each U.S. Holder should consult such U.S. Holder’s tax advisors regarding the manner in which any cash received pursuant to the Offer or the Merger should be allocated among the U.S. Holder’s respective different blocks of Shares.

Information Reporting and Backup Withholding. Payments made to U.S. Holders in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 24%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return the IRS Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person, the taxpayer identification number provided by such holder is correct, and that such holder is not subject to backup withholding. Certain holders (such as corporations) may not be subject to backup withholding. Backup withholding is not an additional tax and may be refunded or credited against the applicable holder’s U.S. federal income tax liability, provided that, such holder timely furnishes the required information to the IRS.

Non-U.S. Holders

Effect of the Offer and the Merger. A non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash for Shares in the Offer or the Merger unless:

•	the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met; or

•

the gain is effectively connected with the holder’s conduct of a trade or business in the United States, and, if required by an applicable tax treaty, is also attributable to a permanent establishment maintained by the holder in the United States.

Gains described in the first bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or applicable lower treaty rate), but may be offset by U.S. source capital losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a resident of the United States. Non-U.S. Holders that are corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate) on such effectively connected gains, as adjusted for certain items. Non-U.S. Holders are urged to consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

A Non-U.S. Holder should be aware that any gain realized upon the disposition of Shares in the Offer or the Merger also may be subject to U.S. federal income tax if, for such purposes, the Shares constitute a U.S. real property interest because the Company was a U.S. real property holding corporation (a “USRPHC”) at any time within the shorter of the five-year period ending on the date of such disposition or such holder’s holding period. In general, a corporation is a USRPHC if the fair market value of its “United States real property interests” (as defined in the Code and applicable Treasury Regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. The Company has agreed in the Merger Agreement to provide Purchaser with a certificate attesting that the Company is not and has not been a USRPHC during the period described above, and both the Company and Purchaser expect that the Company will provide such certificate. The provision of such certificate would exempt Purchaser from obligations for withholding on payments made to Non-U.S. Holders under the Foreign Investment Real Property Tax Act.

Information Reporting and Backup Withholding. Payments made to Non-U.S. Holders in the Offer and the Merger may be subject to information reporting and backup withholding (currently at a rate of 24%). Non-U.S. Holders can avoid backup withholding by providing the Depositary with a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) certifying the holder’s non-U.S. status or by otherwise establishing an exemption from backup withholding. Copies of any such information return may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Backup withholding is not an additional tax and may be refunded or credited against the applicable holder’s U.S. federal income tax liability, if any, provided that such holder timely furnishes the required information to the IRS.

6. Price Range of Shares; Dividends

The Shares currently trade on Nasdaq under the symbol “AUTO” and have been traded since 1999. The Company represented in the Merger Agreement that, as of the Reference Date (as defined in the Merger Agreement), (i) 14,051,149 Shares were issued and outstanding and (ii) 4,644,828 Shares were issuable upon the exercise of Company Options.

The following table sets forth, for the periods indicated, the high and low sale prices per Share for each quarterly period during which the Shares were listed publicly on a national stock exchange within the two preceding fiscal years, as reported on Nasdaq.

	High	Low
Year Ended December 31, 2022
Third Quarter (through August 1, 2022)	$0.50	$0.35
Second Quarter	$2.92	$0.29
First Quarter	$4.35	$1.69
Year Ended December 31, 2021
Fourth Quarter	$4.15	$2.56
Third Quarter	$3.81	$2.36
Second Quarter	$3.26	$2.33
First Quarter	$4.40	$2.23
Year Ended December 31, 2020
Fourth Quarter	$3.95	$2.15
Third Quarter	$5.97	$1.11
Second Quarter	$1.74	$0.65
First Quarter	$2.76	$0.50

On July 22, 2022, which was the last trading day prior to the announcement of the Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $0.41. On August 1, 2022, the last full trading day before the Purchaser began printing the Offer to Purchase, the reported closing sales price of the Shares on Nasdaq was $0.38.

According to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, the Company has never declared or paid cash dividends on its Shares. Stockholders are urged to obtain a current market quotation for the Shares.

7. Certain Information Concerning The Company

Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon information furnished by the Company or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information.

General. The Company, a Delaware corporation, was formed on May 17, 1996, and is headquartered in Tampa, Florida, with offices in Irvine California and Guatemala City, Guatemala. The Company is an automotive industry marketing and used vehicle acquisition and resale company focused on being a “matchmaker” by matching consumers seeking to acquire vehicles and vehicle sellers that can best meet those consumers’ needs. It assists consumers in multiple aspects of a vehicle transaction, including providing valuable content and information to assist consumers in making informed decisions regarding their next vehicle to acquire. The Company also assists consumers who would like to sell their current vehicle through the Company’s CarZeus vehicle acquisition business, which provides an additional product line extension to the Company’s digital marketing offerings. The Company’s principal officers are located at 400 North Ashley Drive, Suite 300, Tampa, Florida 33602, and its telephone number, including area code, at that address is (949) 225-4500.

Available Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration and Company Options granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters, is required to be disclosed in the Company’s periodic reports. Such information also will be available in the Schedule 14D-9 to the extent required to be reported under the rules and regulations of the SEC applicable to the Offer.

Such reports and other information have been filed electronically by the Company and are available for inspection at the SEC’s web site at www.sec.gov.

Although Purchaser has no knowledge that any such information is untrue, Purchaser takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose any events which may have occurred or may affect the significance or accuracy of any such information.

8. Certain Information Concerning Parent, Purchaser and Guarantor

Parent and Purchaser are both Delaware corporations formed on July 18, 2022. Parent and Purchaser were formed solely for the purpose of completing the proposed Offer and Merger and have conducted no business activities other than those related to the structuring, financing and negotiating of the Offer and the Merger. Parent and Purchaser have minimal assets and liabilities other than the contractual rights and obligations related to the Merger Agreement and the financing provided by Guarantor in connection with consummation of the Offer pursuant to the terms of the Merger Agreement and the Equity Commitment Letter (as defined below). Guarantor is a Delaware limited liability Company that was formed on July 6, 2020. Guarantor is a hybrid technology firm that runs a suite of online technology and media businesses. Guarantor’s operating businesses span a variety of industries including ad tech, publishing, and media.

Upon the completion of the Merger, Purchaser will cease to exist and the Company will continue as the Surviving Corporation. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

The office address of each of Purchaser and Parent is 1820 Bonanza Street, Walnut Creek, CA, and the telephone number is (925) 983-2800. The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the members, directors or executive officers of Guarantor, Purchaser and Parent are listed on Schedule A to this Offer to Purchase.

During the last five years, none of Guarantor, Purchaser or Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule A to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

(i) None of Purchaser or Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule A to this Offer to Purchase beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, Purchaser or, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to in Schedule A hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in respect of any Shares during the past 60 days. Notwithstanding the foregoing, in conjunction with entering into the Merger Agreement, Parent also entered into the Support Agreement (as described in “The Tender Offer—Section 11. The Merger Agreement; Other Agreements—Support Agreement”) with each of the Supporting Stockholders (as defined in The “Tender Offer—Section 11. The Merger Agreement; Other Agreements—Support Agreement”) that are party to a Support Agreement, which parties in the aggregate, beneficially own approximately 40% of the Shares as of the date of the Merger Agreement and may be deemed to have beneficial ownership over such Shares under the Exchange Act and the rules promulgated thereunder, which define beneficial ownership in part as any person directly or indirectly through any contract having or sharing voting power with respect to an entity’s securities.

Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Purchaser or Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule A to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations).

Except as set forth in this Offer to Purchase, none of Purchaser or Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule A hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule A to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Purchaser with the SEC, have been filed electronically by Purchaser and Parent and are available for inspection at the SEC’s web site at www.sec.gov.

9. Source and Amount of Funds

Purchaser believes that the financial condition of Parent, Purchaser and their respective affiliates is not material to a decision by a holder of Shares whether to tender such Shares in the Offer because (i) Purchaser was organized solely in connection with the Offer and the Merger and, prior to the Expiration Time, will not carry on any activities other than in connection with the Offer and the Merger; (ii) the Offer is being made for all outstanding Shares solely for cash; (iii) if Purchaser consummates the Offer, Purchaser expects to acquire all remaining Shares for the same cash price in the Merger that was paid for Shares validly tendered and not withdrawn pursuant to the Offer; and (iv) Parent will provide Purchaser with the funds necessary to purchase and pay for any and all of the Shares tendered pursuant to the Offer and to consummate the Merger, per the terms of the Merger Agreement. The Offer is not subject to any financing condition.

Parent and Purchaser estimate that the total funds required to complete the Offer and the Merger will be approximately $5,479,948. Parent will provide Purchaser with the funds necessary to complete the Offer and the Merger and to pay related transaction fees and expenses at the Merger Closing. Parent will supply the needed funds from its working capital. Parent has entered into an equity commitment letter with Guarantor, dated as of July 24, 2022 (the “Equity Commitment Letter”), pursuant to which Guarantor has agreed to purchase equity interests in Parent equal to $13.0 million plus the amount, if any, of the “Excess Debt Amount” (as defined in the Merger Agreement), which is the amount, if any, by which the amount payable to the holder of the debt outstanding under the Loan, Security and Guarantee Agreement, dated as of March 26, 2021, by and among the Company, the other obligors party thereto, the lenders party thereto, and CIT Northbridge Credit LLC, a Delaware limited liability company, as agent for the lenders thereto as of the Closing exceeds the “Estimated Debt Amount” (as defined in the Merger Agreement), which is $4,943,491, but such excess not to exceed $494,349, and solely to fund Parent’s obligations to pay, or to cause to be paid, the Offer Price upon the closing of the Merger (the “Closing”) and certain transactions expenses of the Company and all related fees and expenses requited to be paid by Parent or Purchaser pursuant to the Merger Agreement. The Company is an express third party beneficiary of the Equity Commitment Letter.

Parent currently has, and expects at the conclusion of the Offer will have, sufficient resources available to consummate the Merger.

10. Background of the Offer; Past Contacts or Negotiations with the Company

Payam Zamani, Chairman & Chief Executive Officer of One Planet Group, LLC (“One Planet Group”), an affiliate of Parent, together with One Planet Group’s senior management, from time to time, meet or otherwise communicate informally with industry participants regarding strategic transactions, including financings, business combinations, asset sales, licensing agreements, and joint ventures.

On or around May 2, 2022, Mr. Zamani, contacted José Vargas, a director of the Company to discuss the possibility of a potential transaction between One Planet Group and the Company, including One Planet Group potentially making an equity investment in the Company, acquiring the Company or the Company acquiring one of the businesses of One Planet Group. Mr. Vargas noted that the Company might be interested in engaging in discussions with One Planet Group regarding such a potential transaction and that he would discuss it with the Jared Rowe, President, Chief Executive Officer and director of the Company.

On May 5, 2022, One Planet Group and the Company executed a customary non-disclosure agreement with terms substantially similar to those described later in this Background of the Offer.

On May 7, 2022, Mr. Zamani and Mr. Rowe had a discussion regarding One Planet Group’s interest in engaging in a potential transaction with the Company, preliminary diligence information regarding the Company and the Company’s recent financial distress.

On May 9, 2022, members of One Planet Group’s management and Company management met in order for One Planet Group to conduct certain due diligence regarding the Company in order to facilitate One Planet Group’s delivery of a proposal regarding a potential transaction between One Planet Group and the Company.

On May 10, 2022, the Company received a proposal for a proposed financing from One Planet Group, involving an issuance by the Company of up to $5 million of convertible preferred stock at an interest rate of 10% per annum in cash, as well as a proposal for the Company to acquire a different affiliate of Parent in an all-stock transaction that would have resulted in the stockholders of such affiliate owning approximately 90% of the Company. One Planet Group expressed a desire to proceed quickly with the transaction in order to limit the transaction expenses being incurred by the Company, some of which were accruing on a monthly basis.

On June 15, 2022, Parent sent the Company an indication of interest proposing to acquire either all the assets or all the outstanding Shares of the Company for a purchase price of $12 million. The proposal was made on a debt-free basis and assumed positive working capital of the Company at closing of $2 million. Parent proposed not to continue to employ Mr. Rowe, except for a one-month consulting role following closing, with all severance costs payable to Mr. Rowe in accordance with his employment agreement to be borne by the Company prior to the acquisition. Parent requested certain consent rights regarding operations of the Company between the time of signing of an indication of interest and the entry into a definitive agreement and a $2 million break-up fee in the event the proposed transaction was not completed. Parent requested a period of exclusive negotiation to proceed with discussions.

On June 20 and 21, 2022, the Company responded to Parent with counter-proposals to its indications of interest.

On June 21, 2022, Parent responded to the Company indicating it preferred an asset purchase structure, but also indicating a willingness to acquire Shares of the Company and proposing a revised purchase price of $13.825 million. Parent agreed to proceed with discussions without the Company agreeing to any Parent consent rights over its operations or any break-up fee prior to signing a definitive agreement.

On June 22, 2022, the Company responded to Parent with a proposal that Parent acquire the outstanding Shares of the Company for a purchase price of $13.825 million through a tender offer process followed by a back-end merger, which the Company indicated it believed was the only structure that could be achieved within the time constraints posed by the Company’s liquidity. The Company’s proposal included (i) that that a net working capital target be agreed based on the Company’s net working capital, excluding cash, as of the end of the month prior to closing of a transaction, (ii) that to the Company would retain a $1.75 million employee tax credit (the “ERC”) receivable for the benefit of its stockholders, (iii) that Parent fund a deposit equal to 10% of the cash consideration amount upon execution of a definitive agreement, payable to the Company in the event of a Parent breach of the definitive agreement and (iv) that Parent would agree to hire all employees of the Company other than Mr. Rowe, and that any post-closing arrangements between Parent and Mr. Rowe would be negotiated separately. The Company requested that a call be arranged between Parent’s counsel and Gibson Dunn & Crutcher LLP (“Gibson Dunn”), counsel to the Special Committee, to discuss the timeline for the proposed transaction and to confirm the credibility of achieving such timeline. On June 27, 2022, Mayer Brown LLP (“Mayer Brown”), counsel to Parent, was introduced to Gibson Dunn.

Between June 28, 2022 and July 1, 2022, representatives of the Company and Parent, Houlihan Lokey, Gibson Dunn and Mayer Brown met on several occasions to refine the terms based on which the parties would proceed with negotiations of a transaction. The parties agreed on a target timeline that would target closing of the transaction in mid-to-late August 2022. The parties agreed to proceed with discussions based on (i) Parent acquiring the outstanding Shares of the Company at a $13.825 million debt-free enterprise value, as adjusted for certain assets and liabilities that were not previously included, through a tender offer process followed by a back-end merger, (ii) no net working capital adjustment, (iii) a material adverse effect definition that would account for and exclude the projected decline in the business prior to closing of a transaction, (iv) a $250,000 break-up fee payable by the Company under customary circumstances and (v) a $250,000 break-up fee payable by Parent upon breach of the definitive agreement. However, Parent refused to include the Company’s $1.75 million ERC receivable in the equity value dollar for dollar and expressed concern about the amount of the cash severance payable to Mr. Rowe upon his termination. Based on the calculation of sources and uses of funds, the parties initially anticipated that the transaction would result in consideration per Share in the Offer of $0.30 per Share.

On July 1, 2022, representatives of the Company and Parent had discussed the terms of the severance payable to Mr. Rowe based on Parent’s stated intention not to retain Mr. Rowe as CEO or as an employee following closing of a transaction, which severance would amount to approximately $2.6 million, payable in a lump sum. The Company indicated that the severance arrangements were contractual obligations of the Company that it would expect Parent to abide by, absent agreement between Parent and Mr. Rowe regarding different arrangements. Parent indicated that it was unwilling to proceed with the proposed transaction unless Mr. Rowe’s severance arrangements were restructured. Between July 1, 2022 and July 5, 2022, a representative of Houlihan Lokey engaged in various separate discussions with Mr. Rowe and Parent regarding a proposed restructuring of Mr. Rowe’s severance arrangements. On July 5, 2022, Parent indicated that it had reached an agreement in principle with Mr. Rowe to restructure Mr. Rowe’s severance arrangements following the closing of the proposed transaction and that it had instructed Mayer Brown to prepare an initial draft of the Merger Agreement.

On July 8, 2022, Parent’s counsel delivered to the Company an initial draft of the Merger Agreement.

On July 10, 2022, Parent’s counsel delivered to the Company an initial draft of the Support Agreement.

On July 12, 2022, the Company’s counsel delivered comments to the Merger Agreement and Support Agreement to Parent’s counsel, as well as an initial draft of the disclosure schedules to the Merger Agreement. In addition to customary comments to the representations, warranties, covenants, conditions and fiduciary-out, the Company’s comments to the Merger Agreement specifically included that (i) the Company would have the flexibility to operate outside of the ordinary course of business between signing and closing if necessary to manage cash flow and preserve the business, (ii) the Offer would be an exempt transaction with respect to the Company’s

Tax Benefit Preservation Plan, (iii) One Planet Group would be a party to the Merger Agreement, (iv) the Company would have the option to pursue either the $250,000 break-up fee payable by Parent or actual damages against Parent in the event of Parent’s breach of the Merger Agreement, and (v) the Company would not be obligated to reimburse Parent’s transaction expenses in the event the Merger Agreement was terminated in circumstances where the break-up fee from the Company was not payable. The Company’s comments to the Support Agreement provided that it would terminate in the event that the Merger Agreement was terminated, including if the Company terminated the Merger Agreement to accept a superior offer. The Company’s counsel also introduced Parent’s counsel to Greenberg Traurig LLP, counsel to Mr. Rowe, who was preparing an initial draft of an amendment to Mr. Rowe’s employment agreement to reflect the restructuring of his contractual severance arrangements as agreed to in principle on or about July 5, 2022.

On July 14, 2022, counsel to Mr. Rowe delivered a draft of an amendment to Mr. Rowe’s employment arrangement to Parent. This draft reflected Parent’s proposal that Mr. Rowe’s severance payable at closing of a transaction would be reduced from approximately $2.6 million to $1.3 million plus the right to receive an amount equal to the amount of cash actually received by the Company in respect of the ERC receivable, up to $1.75 million. The draft also reflected the substitution of a payment at closing of approximately $51,000 in lieu of the Company’s obligation to make continuing COBRA payments for 18 months following closing.

On July 15, 2022, Parent’s counsel delivered a revised draft of the Merger Agreement and Support Agreement to the Company’s counsel. On July 16, 2022, representatives of Parent and the Company met to discuss some key terms of the Merger Agreement, including (i) the provision of a Limited Guarantee and Equity Commitment Letter by One Planet Group in respect of the payment obligations of Parent and Purchaser, (ii) Parent’s obligations to satisfy certain obligations of the Company at the closing, including a cap on such obligations, and the mechanisms regarding Parent’s and Purchaser’s obligations in respect of obligations of the Surviving Corporation post-closing, (iii) the terms of the Surviving Corporation’s covenants regarding employee compensation post-closing and (iv) the terms of the Company’s and Parent’s and Purchaser’s obligations in the event of termination of the Merger Agreement.

On July 16, 2022, Parent’s counsel delivered to the Company comments to the draft disclosure schedules to the Merger Agreement.

On July 17, 2022, the Company’s counsel delivered a revised draft of the Merger Agreement to Parent’s counsel, which provided that (i) Parent’s obligations to satisfy certain obligations of the Company at the closing would be capped at 110% of the Company’s estimates of such obligations at signing, (ii) Parent would continue certain employee benefit plans of the Company post-closing, (iii) the break-up fee payable by Parent in the event of Parent’s breach was increased to $1 million in lieu of the Company being able to pursue actual damages, and (iv) the Company would reimburse Parent’s transaction expenses up to $500,000 in the event the Merger Agreement was terminated in circumstances where the break-up fee from the Company was not payable. The Company’s counsel also delivered a revised draft of the Support Agreement, which was generally in its final form.

During this period, the parties also continued to discuss the sources and uses of funds in the transaction, with the Company seeking to adjust certain expenses in order to increase the amount payable by Purchaser in the Offer, and a revised version of the proposed sources and uses of funds in the proposed transaction that would raise the amount payable by Purchaser in the Offer to $0.39 per Share was exchanged between the parties. In connection therewith, Parent proposed to retain Mr. Rowe as the CEO of the Surviving Corporation post-closing, to assume Mr. Rowe’s employment agreement and severance obligations and to include a portion of the ERC receivable in the equity calculation.

On July 18, 2022, Parent’s counsel delivered a revised draft of the Merger Agreement and Support Agreement to the Company’s counsel and a draft Equity Commitment Letter and Limited Guarantee from One Planet Group.

On July 18, 2022, the Company’s counsel delivered to Parent comments to the disclosure schedules to the Merger Agreement.

On July 19, 2022, counsel to Parent and the Company discussed a variety of matters with respect to the Merger Agreement, including various qualifiers and other terms of the representations and warranties. On July 19, 2022, the Company’s counsel delivered to Parent revised drafts of the Merger Agreement and Support Agreement.

On July 19, 2022, One Planet Group presented to Houlihan Lokey a revised proposal regarding Mr. Rowe’s severance arrangements and would not seek to retain Mr. Rowe post-closing. The revised proposal provided that (i) Mr. Rowe’s severance would be reduced from approximately $2.6 million cash upon termination to the right to receive an amount equal to the amount of cash actually received by the Company in respect of the ERC receivable, up to $1.75 million and (ii) Mr. Rowe would act in an advisory capacity for 60-90 days post-closing in the transition. Mr. Rowe agreed in principle to these terms.

Between July 19, 2022 and July 22, 2022, counsel to Parent and Mr. Rowe’s counsel exchanged further drafts of an amendment to Mr. Rowe’s employment agreement, which provided for terms agreed in principle by Parent and Mr. Rowe on July 19, 2022. On July 22, 2022, Parent proposed new terms and delivered to Mr. Rowe a new draft of an amendment to his employment agreement, which restructured the severance payments so that Mr. Rowe would receive cash severance of $1.75 million, payable in four installments over the eight months following closing, in each case subject to required releases to be delivered by Mr. Rowe. On July 24, 2022, Parent and Mr. Rowe reported to the Special Committee that they had reached an agreement on a definitive amendment to Mr. Rowe’s employment agreement generally reflecting the terms presented by One Planet Group on July 22, 2022.

Between July 20, 2022 and July 24, 2022, counsel to the Company and Parent, with input from the chairman of the Special Committee and representatives of Parent, exchanged drafts of the key agreements and other documents, and negotiated the final terms of the Merger Agreement, Equity Commitment Letter, Support Agreement and Company disclosure schedules. With respect to the Merger Agreement and Equity Commitment Letter and Parent Limited Guarantee, final terms included, among other things, (i) an Offer Price of $0.39 per Share, (ii) commencement of the Offer no later than August 1, 2022, (iii) an end date of September 16, 2022, after which time the Merger Agreement could be terminated by either party to the extent permitted by the Merger Agreement, (iv) a termination fee of $250,000 payable by the Company in specified circumstances, (v) reimbursement by the Company of up to $500,000 of transaction expenses of Parent if the Merger Agreement is terminated due to the failure of the Offer to close, (vi) a reverse termination fee of $1 million payable by Parent and Purchaser in specified circumstances, (vii) an Equity Commitment Letter from One Planet Group committing to provide $13 million, plus up to an additional $494,349 if amounts outstanding under the CIT Credit Agreement exceed the estimates as of the date of signing, to fund the cash consideration payable in the Offer and the Merger, and (vii) a One Planet Group Limited Guarantee of payment of the reverse termination fee.

On July 24, 2022, the Gibson Dunn informed Mayer Brown that the Board had approved the Company entering into the Merger Agreement. Later on July 24, 2022, the Company, Parent and Purchaser executed and delivered the Merger Agreement and the applicable parties executed and delivered the other transaction documents, and Mr. Rowe executed the amendment to his employment letter. After the parties had executed and delivered the Merger Agreement, prior to the opening of the markets on July 25, 2022, the Company issued a press release announcing the proposed transaction.

Subsequent to the execution of the Merger Agreement, Parent, Purchaser and the Company agreed to a commencement date for the Offer of August 3, 2022. On August 3, 2022, the Purchaser commenced the Offer pursuant to the terms of the Merger Agreement.

11. The Merger Agreement; Other Agreements

Purpose of the Offer. The purpose of the Offer and the Merger is for Parent and its affiliates, through Purchaser, to acquire control of, and the entire equity interest in, the Company. Pursuant to the Merger, Parent will acquire all of the stock of the Company not purchased pursuant to the Offer or otherwise.

Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company or any right to participate in its earnings and future growth.

Merger Without a Stockholder Vote. If the Offer is consummated, we do not anticipate seeking the approval of the Company’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger (the “Closing”) without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger, as soon as practicable after the consummation of the Offer. Accordingly, we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Plans for the Company. At the Effective Time, the certificate of incorporation and the bylaws of the Company will be amended and restated in their entirety pursuant to the terms of the Merger Agreement. Purchaser’s directors immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Surviving Corporation shall be the respective individuals who served as the officers of the Company as of immediately prior to the Effective Time, in each case, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. See “Summary of the Merger Agreement—Board of Directors and Officers” below.

As soon as practicable after the consummation of the Merger, the common stock of the Company will be delisted and will no longer be quoted on Nasdaq. The business, operations and assets of the Company will continue under the Surviving Corporation.

Except as disclosed in this Offer to Purchase, Parent and Purchaser do not have any present plan or proposal that would result in the acquisition by any person of additional securities of the Company, the disposition of securities of the Company, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or the sale or transfer of a material amount of assets of the Company.

Summary of the Merger Agreement and Certain Other Agreements

Merger Agreement

The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. The Merger Agreement was filed as Exhibit 2.1 to the Form 8-K that the Company filed on July 25, 2022. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in “The Tender Offer—Section 8. Certain Information Concerning Parent, Purchaser and Guarantor.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

The Merger Agreement has been filed with the SEC and incorporated by reference herein to provide investors and stockholders with information regarding the terms of the Offer and the Merger. It is not intended to provide any other factual information about Parent, Purchaser, or the Company. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were (except as expressly set forth therein) solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk among the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in confidential disclosure schedules that were provided by the Company to Parent and Purchaser but not filed with the SEC as part of the Merger Agreement. Investors and stockholders are not third-party beneficiaries under the Merger Agreement, except with respect to their right to receive the Offer Price following the Acceptance Time or to receive the Merger consideration. Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

The Offer. The Merger Agreement provides that Purchaser will commence the Offer no later than August 1, 2022. Subsequent to the execution of the Merger Agreement, the Company, Parent and Purchaser agreed that, notwithstanding the foregoing, Purchaser shall commence the Offer no later than August 3, 2022. Purchaser’s obligation to accept for payment and pay for Shares validly tendered in the Offer is subject only to the satisfaction of the Minimum Condition and the other Offer Conditions that are described in “The Tender Offer—Section 16. Conditions to the Offer.” Subject to the satisfaction of the Minimum Condition and the other Offer Conditions that are described in “The Tender Offer—Section 16. Conditions to the Offer,” the Merger Agreement provides that Purchaser will, and Parent will cause Purchaser to, immediately after the applicable Expiration Time, as it may be extended pursuant to the terms of the Merger Agreement, irrevocably accept for payment all Shares tendered and not validly withdrawn pursuant to the Offer and, as promptly as practicable after the Acceptance Time (and in any event within the business day), deposit with the paying agent with respect to the Offer (the “Paying Agent”) all of the funds necessary to pay for all such Shares. The Offer will expire at one minute after 11:59 p.m., Eastern time on August 30, 2022, unless we extend the Offer pursuant to the terms of the Merger Agreement.

Pursuant to the terms of the Merger Agreement, the Cash Consideration (as defined in the Merger Agreement) is $0.39 in cash per Share (subject to adjustment as described in “The Tender Offer—Section 11. The Merger Agreement; Other Agreements”), without interest, and subject to deduction for Taxes.

Purchaser expressly reserves the right, in its sole discretion, to: (i) increase the Offer Price (by increasing the Cash Consideration); (ii) waive any Offer Condition; or (iii) modify any of the other terms and conditions of the Offer that are not inconsistent with the terms of the Merger Agreement, except that the Company’s consent is required for Parent or Purchaser to:

•	reduce the Offer Price;

•	change the form of consideration payable in the Offer;

•	reduce the number of Shares sought to be purchased in the Offer;

•	waive, amend or change the Minimum Condition or the condition requiring the Merger Agreement to have not been validly terminated in accordance with its terms;

•	add to the Offer Conditions;

•	extend the expiration of the Offer except as required or permitted by the Merger Agreement;

•	provide any “subsequent offering period” (or extension thereof) within the meaning of Rule 14d-11 under the Exchange Act; or

•

modify any Offer Condition in a manner that is adverse to the holders of Shares or would, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other Contemplated Transactions (as defined in the Merger Agreement).

The Merger Agreement contains provisions to govern the circumstances under which Purchaser may, or is required to, and Parent is required to cause Purchaser to, extend the Offer. Specifically, the Merger Agreement provides that:

•

if, as of then-scheduled Expiration Time, any Offer Condition is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), Purchaser may, in its discretion (and without the consent of the Company or any other person), extend the Offer for additional periods of up to ten business days per extension, to permit such Offer Condition to be satisfied; and

•

if, as of then-scheduled Expiration Time, any Offer Condition is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), at the request of the Company, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for additional periods specified by the Company of up to ten business days per extension (or such other period as the parties may agree), to permit such Offer Condition to be satisfied.

However, in no event shall Parent or Purchaser: (i) be required to extend the Offer beyond the earlier to occur of the valid termination of the Merger Agreement in accordance with its terms and the End Date (defined in the Merger Agreement as September 16, 2022) (such earlier occurrence, the “Extension Deadline”); or (ii) be permitted to extend the Offer beyond the Extension Deadline without the Company’s prior written consent.

Upon any valid termination of the Merger Agreement, Purchaser has agreed that it will (and Parent will cause Purchaser to) immediately (and in any event within one business day), irrevocably and unconditionally terminate the Offer and Purchaser will not acquire any Shares pursuant to the Offer.

Conversion of Capital Stock at the Effective Time. Shares outstanding immediately prior to the Effective Time (other than Shares held by the Company (or held in the treasury of the Company) or Shares held by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent, which will be canceled and retired and cease to exist without consideration or payment; and Shares held by a holder who properly exercises and perfects appraisal rights in accordance with Section 262 of the DGCL with respect to such Shares) will be converted at the Effective Time into the right to receive $0.39 per Share, to the holder in cash (subject to adjustment as described in “The Tender Offer—Section 11. The Merger Agreement; Other Agreements”), without interest, and subject to any withholding of taxes.

Each share of Purchaser’s common stock outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

Promptly after (and in any event no later than the business day of) the Acceptance Time, Parent will deposit, or will cause to be deposited, with the Paying Agent, cash sufficient to make the payment of the Shares subject to the Offer.

The Merger. The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into the Company, the separate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation in the Merger. The Merger will be effected under Section 251(h) of the DGCL. Accordingly, Parent, Purchaser and the Company have agreed to take all necessary action to cause the Merger to become effective as soon as practicable following the consummation of the Offer without a vote of the Company’s stockholders in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger.

As of the Effective Time, the certificate of incorporation of the Company will, by virtue of the Merger and without any further action, be amended and restated in its entirety as set forth on Exhibit B to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation.

As of the Effective Time, the bylaws of the Surviving Corporation, by virtue of the Merger and without any further action, be amended and restated in its entirety as set forth on Exhibit C to the Merger Agreement.

Treatment of Equity Awards. Pursuant to the Merger Agreement, each option to purchase Shares (each, a “Company Option”) that is outstanding and unexercised (whether vested or unvested) shall be terminated and cancelled as of the Effective Time and converted into, and represent only, the right of the holder thereof to receive an amount in cash, without interest, equal to the excess, if any, of $0.39 over the exercise price per share thereof. With respect to all other Company Options, such options will be terminated and cancelled at the Effective Time without any consideration payable therefor.

At the Effective Time, all unvested restricted Shares granted by the Company pursuant to its equity plans (each, a “Company Restricted Share”) will vest in full and be cancelled, and the holder thereof shall be entitled to receive a cash payment equal to the product of: (a) the Cash Consideration; and (b) the total number of Shares subject to such Company Restricted Share.

Employee Benefits Matters. Pursuant to the Merger Agreement, Parent has agreed that, for a period of twelve months following the closing of the Merger, each employee of the Company or an affiliate who remains actively employed following the closing of the Merger (each, a “Continuing Employee”) will be provided with: (i) rate of salary, that is no less than that provided by the Company immediately prior to the Effective Time; and (ii) severance benefits and similar benefits that are no less favorable than those provided by the Company immediately prior to the date of the Merger Agreement as set forth in the Company Disclosure Schedule to the Merger Agreement. Parent has also agreed that the Surviving Corporation shall maintain the same employee benefit plans maintained by the Company immediately prior to the Effective Time until December 31, 2022, and thereafter until December 31, 2023 to the extent that a Continuing Employee commences participation in an employee benefit plan of Parent, the Guarantor Group or one of their Affiliates (the “Parent Group”), such participation will be on the same terms and at levels that are substantially the same to those at which similarly situated employees of the Parent Group participate.

Parent has also agreed that, subject to any commercially reasonable transition period and subject to any applicable plan provisions, contractual requirements or legal requirements, following the Effective Time, all Continuing Employees will be eligible to participate in Parent’s health and welfare benefit plans (to substantially the same extent as similarly situated employees of Parent). Parent will also provide each Continuing Employee with service credit under Parent’s employee benefit plan for service prior to the Effective Time with the Company to the same extent that such service was recognized under a corresponding the Company employee benefit plan prior to the Effective Time. To the extent permitted under applicable law, and subject to the concurrence of any third-party insurers, Parent will, following the Effective Time, use its commercially reasonable efforts to: (i) waive all limitations as to preexisting conditions, exclusions, waiting periods and similar limitations with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any Parent benefit plan that is a welfare benefit plan in which such Continuing Employees and their dependents may be eligible to participate after the Effective Time, other than preexisting condition limitations, exclusions, waiting periods or similar limitations that are already in effect with respect to such Continuing Employees and/or dependents and that have not been satisfied or waived as of the Effective Time under any welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time; and (ii) provide each Continuing Employee with credit for any co-payments, deductibles or other out-of-pocket expenses paid prior to the Effective Time in satisfying any applicable deductible or other out-of-pocket requirements under any Parent benefit plan that is a welfare plan in which such Continuing Employees may be eligible to participate after the Effective Time.

Treatment of Outstanding Company Warrants. Under the Merger Agreement, the outstanding warrants of the Company will be treated in accordance with their terms, except that pursuant to the Tender and Support Agreements (the “Support Agreements”), the parties to those Support Agreements have agreed not to exercise any of their outstanding warrants.

On July 24, 2022, concurrently with the execution of the Merger Agreement, Parent and Purchaser entered into Support Agreements with certain stockholders of the Company (the “Supporting Stockholders”), the terms of which are described below under the heading “Support Agreements.” The Supporting Stockholders collectively hold 1,405,020 common stock warrants representing the right to purchase 1,405,020 shares of the Company Common Stock. Each of the Supporting Stockholders has agreed not to exercise their rights to acquire shares under any warrants they hold.

Conditions to the Merger. The obligations of the Company, Parent and Purchaser to complete the Merger are subject to the satisfaction or, to the extent permitted by applicable legal requirements, waiver as of the Closing by each of the parties of the following conditions:

(i) there has not been issued by any governmental body of competent jurisdiction and remaining in effect any temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining, or otherwise preventing the consummation of the Merger, and no legal requirement has been enacted or deemed applicable to the Merger that makes illegal the consummation of the Merger;

(ii) Purchaser or Parent must have accepted for payment all Shares validly tendered pursuant to the Offer and not validly withdrawn; and

(iii) the Company shall have delivered to Parent a Tax Statement and Notification as set forth on Exhibit E to the Merger Agreement pursuant to which the Company certifies, among other things, that it is not, as of the date such statement is delivered, a United States real property holding corporation (“USRPHC”) within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, has not been a USRPHC at any time during the period described in Section 897(c)(1)(A)(ii) of the Code and the Treasury Regulations promulgated thereunder, and, as of the date such statement is delivered, the outstanding capital stock of the Company does not constitute a United States real property interest within the meaning of Section 897(c) of the Code and the Treasury Regulations promulgated thereunder.

No Solicitation of Acquisition Proposals. Except as described below, until the earlier of the Acceptance Time or the valid termination of the Merger Agreement pursuant to its terms:

(i) the Company has agreed to, and to cause its subsidiaries to, and to cause their representatives, as of the date of the Merger Agreement, to immediately cease any solicitation, discussions or negotiations with any persons that may be ongoing as of the date of the Merger Agreement with respect to an Acquisition Proposal (as defined below); and

(ii) the Company has agreed not to, and to direct its subsidiaries and their representatives not to, (a) directly or indirectly, solicit, initiate or knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; or (c) adopt any resolution for the purpose of exempting any person (other than Parent and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable Anti-Takeover Law or the Company’s organizational or other governing documents, unless such adoption occurs substantially concurrently with the termination of the Merger Agreement pursuant to its terms.

The Company agreed to and to cause the other the Target Companies and direct its and their representatives to, promptly (but in no event later than within five business days) following the date of the Merger Agreement, request the return from, or destruction by, all third parties of all non-public information previously furnished or made available to such parties by or on behalf of the Company or its subsidiaries relating to any possible Acquisition Proposal within six months prior to the date of the Merger Agreement. On the date of the Merger Agreement, the Company agreed to discontinue electronic or physical data room access granted to any such party.

Notwithstanding the above limitations, if after the date of the Merger Agreement and prior to the earlier of the Acceptance Time or the valid termination of the Merger Agreement pursuant to its terms, the Company, its subsidiaries, or any of their representatives receives a bona fide written Acquisition Proposal from any person or group of persons on or after the date of the Merger Agreement (including renewals) that did not result from a material breach of the non-solicitation provisions of the Merger Agreement, and the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that such an Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Offer (as defined below) and after consultation with its outside legal counsel, that the failure to take the actions described below could be inconsistent with its fiduciary duties under applicable legal requirements, the Company and its representatives may take the following actions:

(x) furnish, pursuant to an Acceptable Confidentiality Agreement (as defined below), information (including non-public information) regarding the Company and its subsidiaries to the person or groups of persons who have made such Acquisition Proposal (provided that the Company will as promptly as practicable (and in any case, within 24 hours) provide any such information to Parent to the extent access to such information was not previously provided to Parent or its representatives); and

(y) engage in, continue or otherwise participate in discussions or negotiations (including the solicitation of revised Acquisition Proposals) (and waive such Person’s noncompliance with provisions of any “standstill” agreement to the extent (but only to the extent) necessary to permit such discussions as determined by the Company Board) with the person or group of persons making such Acquisition Proposal.

Under the Merger Agreement “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that is executed, delivered and effective after the execution and delivery of the Merger Agreement that: (i) (A) contains confidentiality provisions that are materially no less favorable in the aggregate to the Company than those contained in the Confidentiality and Nondisclosure Agreement, effective May 5, 2022, between the Company and Parent (the “Confidentiality Agreement”), except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of, or amendment or modification to, any Acquisition Proposal, (B) does not prohibit the Company from complying with its obligations in the Merger Agreement and (C) does not require the Company or its subsidiaries to reimburse the costs or expenses of any Person (as defined in the Merger Agreement) (except in the case of litigation between the parties thereto), or (ii) was entered into prior to the date of the Merger Agreement and made available to Parent.

The Company is required to: (i) promptly (and in any event within one business day following knowledge of receipt by an officer or director of the Company) notify Parent orally and in writing of the receipt by the Company or its subsidiaries or any of their representatives of any Acquisition Proposal; (ii) provide to Parent the identity of the person making or submitting such Acquisition Proposal, a copy of any written Acquisition Proposal (and any other written material provided by such person with respect to such Acquisition Proposal to the extent setting forth a material clarification to the material terms and conditions thereof) from such Person and a summary of the material terms and conditions of any such Acquisition Proposal that is presented orally; and (iii) keep Parent reasonably informed of any material developments regarding such Acquisition Proposal on a reasonably prompt basis, including by providing Parent reasonably prompt (and in any event within one business day following knowledge of receipt by an officer or director of the Company) notice of all material amendments or modifications (and a change of any kind to the financial terms of such Acquisition Proposal is deemed to be such a material amendment or modification) and a copy of any final definitive agreement in respect of such Acquisition Proposal that the Company would be prepared to execute subject to the terms and conditions of the Merger Agreement. The Company has also agreed that it and its subsidiaries will not enter into any confidentiality agreement with any person subsequent to the date of the Merger Agreement which prohibits the Company from providing any information to Parent as set forth above.

“Acquisition Proposal” means any proposal or offer (other than an offer or proposal by Parent or Purchaser or any of their Affiliates) for any acquisition, sale, exchange, reorganization or recapitalization of more than 15% of the consolidated assets of the Company and its subsidiaries or more than 15% of the voting securities of any class of the Company.

“Superior Offer” means a bona fide written Acquisition Proposal, (A) which is on terms the Company Board determines in good faith after consultation with its outside legal counsel and independent financial advisors, to be more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated by the Merger Agreement, taking into account all the terms and conditions of such proposal and the Merger Agreement and (B) that the Company Board believes is likely to be completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such proposal; provided that for purposes of the definition of “Superior Offer”, the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “80%.”

Nothing in the Merger Agreement will prohibit the Company from: (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its fiduciary duties under applicable legal requirements; or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act. Any such disclosure or position will not be deemed to be a Company Adverse Change in Recommendation in and of itself and will not in and of itself require the giving of any Determination Notice (as defined below), and the Company Board will not effect a Company Adverse Change Recommendation (as defined below) except as set forth below.

Other than as expressly permitted under the Merger Agreement, the Company has: (i) agreed that it will not, and it shall ensure that none of its subsidiaries will, release or permit the release of any person from, or amend, waive or permit the amendment or waiver of any provision of, any “standstill” or similar agreement or provision to which any of the Company or its subsidiaries is or becomes a party or under which any of the Company or its subsidiaries has or acquires any rights; and (ii) will use its commercially reasonable best efforts to enforce or cause to be enforced each such agreement or provision.

The Company has further agreed that in the event any Representative of the Company or any of its subsidiaries acting on behalf of the Company or any its subsidiaries takes any action that, if taken by the Company, would constitute a breach of the provisions of the Merger Agreement described under this “No Solicitation” heading, the Company will be deemed to be in breach of such provisions.

The Company Board Recommendation. As described above, and subject to the provisions described below, the Company Board made the Company Board Recommendation. The Company Board also agreed to include the Company Board Recommendation with respect to the Offer in the Schedule 14D-9 and has permitted Parent to refer to such recommendation in this Offer to Purchase and documents related to the Offer.

Except as described below, prior to the Acceptance Time or the termination of the Merger Agreement pursuant to its terms, neither the Company Board nor any committee thereof may:

(i) withhold, withdraw, qualify or modify in a manner adverse to Parent, or resolve to or publicly propose to withhold, withdraw, qualify, or modify in a manner adverse to Parent, the Company Board Recommendation;

(ii) remove the Company Board Recommendation from or fail to include the Company Board Recommendation in the Schedule 14D-9; or

(iii) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal (any action described in the foregoing paragraphs (i) through (iii) is referred to as a “Company Adverse Change Recommendation”).

The Merger Agreement further provides that the Company Board will not adopt, approve, recommend, submit to stockholders or declare advisable, or propose to adopt, approve, recommend or submit to stockholders or declare advisable, or cause or allow the Company or any of its subsidiaries to execute or enter into any contract, letter of intent (whether or not binding), term sheet, merger agreement, acquisition agreement, option agreement, agreement in principle or similar agreement providing for any Acquisition Proposal, or requiring the Company to abandon, terminate, delay or fail to consummate the Transactions (other than an Acceptable Confidentiality Agreement).

Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the Acceptance Time or the termination of the Merger Agreement pursuant to its terms, if the Company has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of the nonsolicitation provisions described herein) from any person that has not been withdrawn and after consultation with outside legal counsel and independent financial advisors, the Company Board determines in good faith that such Acquisition Proposal is a Superior Offer: (x) the Company Board may make a Company Adverse Change in Recommendation with respect to such Superior Offer; and/or (y) the Company may terminate the Merger Agreement to substantially concurrently therewith enter into a binding written definitive acquisition agreement providing for the consummation of the transaction constituting such Superior Offer and pay a termination fee of $250,000, in each case only if:

(i) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board to the Company stockholders under applicable legal requirements;

(ii) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change in Recommendation or terminate the Merger Agreement pursuant to its terms at least three business days prior to making any such Company Adverse Change in Recommendation or termination (which determination notice is referred to herein as a “Determination Notice”), which Determination Notice will not in and of itself constitute a Company Adverse Change in Recommendation or a termination of the Merger Agreement; and

(iii) (a) the Company shall have made available to Parent the identity of the offeror, a summary of the material terms and conditions of the Acquisition Proposal and copies of all written materials and other documents required by the Merger Agreement; (b) the Company shall have given Parent the three business days after the Determination Notice to propose revisions to the terms of the Merger Agreement, the Equity Commitment Letter and/or the Guarantee or make other proposals and shall, if requested by Parent, have made available its representatives to negotiate with Parent with respect to such proposed revisions or other proposal, if any (provided, that Parent may revise such offer or proposal in response to any revisions to a Superior Offer); (c) after considering any such revised proposal from Parent, including whether such proposal was a written, binding and irrevocable offer, and the results of any such negotiations and giving effect to the proposals made by Parent, if any, the Company Board shall have determined in good faith (I) after consultation with outside legal counsel and its independent financial advisors, that such Acquisition Proposal is a Superior Offer and (II) after consultation with outside legal counsel, that the failure to make the Company Adverse Change in Recommendation and/or terminate the Merger Agreement pursuant to its terms would be inconsistent with the fiduciary duties of the Company Board to the Company stockholders under applicable legal requirements; and (d) if the Company intends to terminate the Merger Agreement to enter into a binding written definitive acquisition agreement providing for the consummation of the transaction constituting such Superior Offer, the Company: (i) has not materially breached the requirements of the nonsolicitation or the Company recommendation provisions of the Merger Agreement described above; (ii) the Company Board shall have authorized the Company to enter into a binding written definitive acquisition agreement providing for the consummation of the transaction constituting such Superior Offer; and (iii) substantially concurrently with such termination, the Company pays a $250,000 termination fee.

The provisions of the Merger Agreement described above also apply to any material amendment (which includes any revision to the amount, form or mix of consideration the Company stockholders would receive) to any Acquisition Proposal and require a new Determination Notice, except that, in the case of material amendments to any Acquisition Proposal, the references to three business days above shall be deemed to be two business days.

Additionally, at any time prior to the Acceptance Time or the termination of the Merger Agreement pursuant to its terms, other than in connection with a Superior Offer, the Company Board may make a Company Adverse Change in Recommendation in response to a Change in Circumstance (as defined below), if and only if:

(i) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board to the Company stockholders under applicable legal requirements;

(ii) the Company shall be given Parent a Determination Notice at least four business days prior to making any such Company Adverse Change in Recommendation; and

(iii) (a) the Company shall have specified the Change in Circumstance in reasonable detail including a summary of the material facts and circumstances involved in such Change in Circumstance; (b) the Company shall have given Parent the three business days after the Determination Notice to propose revisions to the terms of the Merger Agreement, the Equity Commitment Letter and/or Guarantee or make other proposals and shall have made available its representatives to negotiate with Parent with respect to such proposed revisions or other proposal, if any, such that the applicable Change in Circumstance would no longer necessitate a Company Adverse Change in Recommendation under the Merger Agreement; and (c) after considering any such proposal, including whether such proposal was a written, binding and irrevocable offer, and the results of such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that the failure to make the Company Adverse Change in Recommendation would be inconsistent with the fiduciary duties of the Company Board to the Company stockholders under applicable legal requirements.

Such provisions also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that, in the case of material changes to any facts and circumstances relating to such Change in Circumstance, the references to three business days shall be deemed to be two business days.

“Change in Circumstance” means any material event, development or change in circumstances with respect to the Company or its subsidiaries that: (i) was neither known to, nor was reasonably foreseeable by, the Company Board on or prior to the date of the Merger Agreement (or if known, the consequences of which were not known or reasonably foreseeable to the Company Board as of the date of the Merger Agreement); and (ii) does not relate to an Acquisition Proposal.

Reasonable Best Efforts. Each of the Company, Parent and Purchaser has agreed to use its respective reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable legal requirements to consummate the Merger and make effective the other Contemplated Transactions, including the Offer. In particular, without limiting the generality of the foregoing, the Company, Parent and Purchaser: (a) are required to make all filings (if any) and give all notices (if any) required to be made and given by such person in connection with the Merger and the other Contemplated Transactions; (b) are required to use reasonable best efforts to obtain each approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization), if any, required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such person in connection with the Merger or any of the other Transactions (except that in no event will Parent, Purchaser, the Company or any of its subsidiaries be required to pay any monies or agree to any material undertaking in connection with the foregoing); and (c) shall use reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger; provided that in no event shall Parent, Purchaser or any of their respective subsidiaries be required to and the Company may not and may not permit its subsidiaries to without the prior consent of Parent, (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Purchaser or any subsidiary of any of the foregoing, (ii) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of the Company, the Surviving

Corporation, Parent, Purchaser or any subsidiary of any of the foregoing in any manner, (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business the Company, the Surviving Corporation, Parent, Purchaser or any subsidiary of any of the foregoing; provided, further, that if requested by Parent, the Company or its subsidiaries will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company or its Subsidiaries in the event the closing of the Merger occurs, (iv) amend or modify any of their rights or obligations under the Merger Agreement or any other agreement entered into in connection with the Merger or any of the other Contemplated Transactions, or (v) directly or indirectly restructure, or commit to restructure, the Merger or any of the other Contemplated Transactions.

Termination. The Merger Agreement may be terminated prior to the Acceptance Time as follows:

(i) by mutual written consent of Parent and the Company;

(ii) by either Parent or the Company if the Governmental Impediment Condition is not satisfied;

(iii) by either Parent or the Company if the End Date Condition is not satisfied (“End Date Termination”);

(iv) by Parent if the Alternative Transaction Condition is not satisfied (“Adverse Recommendation Termination”);

(v) by the Company (at any time prior to the Acceptance Time) in order to, substantially concurrent with such termination, enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”), which right may be exercised if, and only if: (i) the Company has not breached the requirements of Section 4.4 (No Solicitation), Section 5.1(a) (Company Recommendation) or Section 5.1(b) (Superior Proposal) of the Merger Agreement with respect to such Superior Offer, (ii) the Company Board shall have authorized the Company to enter into such Specified Agreement and (iii) the Company pays the Termination Fee as provided in Merger Agreement and described below (“Superior Offer Termination”);

(vi) by Parent if the Company Representations Condition is not satisfied (a “Company Breach Termination”);

(vii) by the Company if: (i) if any representation or warranty contained in the Merger Agreement on the part of Parent or Purchaser shall be inaccurate, or the failure to perform any covenant or obligation in the Merger Agreement on the part of Parent or Purchaser shall have occurred, in each case, if such inaccuracy or failure to perform would reasonably be expected to prevent, delay or impair, Parent or Purchaser from consummating any of the Contemplated Transactions or would otherwise have, or would be reasonably likely to have, a Parent Material Adverse Effect (as defined below); provided, however, that, (A) for purposes of this provision, if an inaccuracy in any of Parent’s or Purchaser’s representations and warranties or a breach of a covenant or obligation by Parent or Purchaser is capable of being cured by the End Date, then the Company may not terminate the Merger Agreement under this provision on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period equal to the lesser of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach and ending on the day prior to the End Date, and (B) the Company may not terminate under this provision if the Company is then in material breach of any of its representations, warranties, covenants or obligations under the Merger Agreement (a “Parent Material Breach Termination”); or

(viii) by the Company (A) if the Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the time period specified in the Merger Agreement; provided that the Company is not then in material breach of its obligation to supply the information concerning the Company required to be filed in connection with the Offer or (B) if the Purchaser shall have failed to irrevocably accept for purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) within two business days of the expiration of the Offer (as it may be extended in accordance with the terms of the Merger Agreement) and as of such expiration, all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied assuming a Closing would occur).

“Parent Material Adverse Effect” shall mean any effect that, individually or in the aggregate with all other effects, is or would reasonably be expected to, materially and adversely affect the ability of Parent and Purchaser to consummate the transactions contemplated by the Merger Agreement prior to the End Date, provided, however, that, in no event shall any effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred or could or would occur, a Parent Material Adverse Effect: any changes arising out of acts of terrorism, war, weather conditions, viruses or pandemics or other force majeure events, to the extent that such conditions do not have a materially disproportionate impact on Parent and Purchaser, taken as a whole, as compared to other participants in the industries in which they operate.

Termination Fee. The Company has agreed to pay Parent a termination fee of $250,000 (the “Termination Fee”) if:

(i) the Company terminates the Merger Agreement pursuant to a Superior Offer Termination

(ii) Parent terminates the Merger Agreement pursuant to an Adverse Recommendation Termination; or

(iii) Parent or the Company terminates the Merger Agreement pursuant to an End Date Termination or if Parent terminates the Merger Agreement pursuant to a Company Breach Termination and: (A) an Acquisition Proposal shall have been made to the Company Board or management or publicly made, proposed or communicated (or shall have otherwise become publicly known) after the date of the Merger Agreement and prior to such termination (unless withdrawn prior to such termination); and (B) within 12 months of such termination the Company shall have consummated an Acquisition Proposal or shall have entered into a definitive agreement with respect to any Acquisition Proposal that is thereafter consummated (provided that for purposes of this clause (B) the references to “15%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50.1%”).

In the event Parent receives the Termination Fee, such receipt will be deemed to be liquidated damages for, and the sole and exclusive monetary remedy available to Parent and Purchaser in connection with, any and all losses or damages suffered or incurred by such party and its affiliates or any other person in connection with the Merger Agreement (and the termination thereof), the Contemplated Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the parties or their affiliates will be entitled to bring or maintain any claim, action or proceeding against the Company or any of its affiliates arising out of or in connection with the Merger Agreement, any of the Contemplated Transactions or any matters forming the basis for such termination, provided that none of the foregoing under this provision shall relieve the Company for any liability for intentional common law fraud or shall relieve the Company from any liability for Willful Breach (as defined in the Merger Agreement).

Reverse Termination Fee. Parent has agreed to pay the Company a termination fee of $1.0 million (the “Reverse Termination Fee”) if the Company terminates the Merger Agreement pursuant to a Parent Material Breach Termination if all of the Offer Conditions have been satisfied or waived by Parent or Purchaser in accordance with the terms of the Merger Agreement and Parent shall have failed to consummate the Offer in accordance with the terms of the Merger Agreement.

In the event the Company receives the Reverse Termination Fee, such receipt will be deemed to be liquidated damages for, and the sole and exclusive monetary remedy available to the Company in connection with, any and all losses or damages suffered or incurred by such party and its affiliates or any other person in connection with the Merger Agreement (and the termination thereof), the Contemplated Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the parties or their affiliates will be entitled to bring or maintain any claim, action or proceeding against Parent, Purchaser or any of its affiliates arising out of or in connection with the Merger Agreement, any of the Contemplated Transactions or any matters forming the basis for such termination, provided that none of the foregoing under this bullet shall relieve Parent or Purchaser for any liability for intentional common law fraud.

Effect of Termination. If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement will be of no further force or effect and there will be no liability on the part of Parent, Purchaser or the Company (or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates) following any such termination, except that: (i) certain specified provisions of the Merger Agreement will survive, including those described in the “Termination Fee” and “Reverse Termination Fee” above; (ii) the Confidentiality Agreement will survive the termination of the Merger Agreement and remain in full force and effect in accordance with its terms; and (iii) termination will not relieve any party from liability for intentional common law fraud or any Willful Breach by such party.

Conduct of Business Pending the Merger. The Company has agreed that, from the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement pursuant to its terms, except as expressly provided by the Merger Agreement, (i) the Company shall use commercially reasonable efforts to cause each of the Target Companies to conduct its business and operations in the ordinary course and in accordance in all material respects with past practice and to pay its debt and payables; and (ii) the Company shall use commercially reasonable efforts to ensure that each of the Target Companies preserves intact the material components of its current business organization and maintains its relations and goodwill with all material suppliers, material customers, material licensors and governmental bodies. In addition, the Company will not and will cause the other Target Companies not to, among other things and subject to specified exceptions (including specified ordinary course exceptions):

•

declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the Target Companies; (B) pursuant to the Company’s right to repurchase restricted stock held by an employee of the Company or any of its Subsidiaries upon termination of such employee’s employment; or (C) in connection with the withholding of shares of Company Common Stock to satisfy tax obligations with respect to the exercise of Company Options or the vesting of Company Restricted Shares;

•

sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock upon the valid exercise of Company Options outstanding as of the date of the Merger Agreement);

•

amend or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plan, any provision of any agreement evidencing any outstanding stock option or restricted stock, any restricted stock unit grant, or performance based restricted stock or restricted stock unit grant, or otherwise modify any of the terms of any outstanding option, restricted stock unit, warrant or other security or any related contract.

•	amend, terminate or grant any waiver under any standstill agreements;

•

amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, except, in the case of Subsidiaries of the Company, for amendments that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or materially impede or delay consummation of the Contemplated Transactions;

•

(A) acquire any equity interest or other interest in any other entity; (B) form any Subsidiary; (C) effect, file a petition in respect of, become a party to, or adopt a plan of complete or partial liquidation, dissolution, business combination, amalgamation, merger, consolidation, employee restructuring, recapitalization or other reorganization of any of the Target Companies, or any share exchange, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

•

make any capital expenditure (except that the Target Companies may make any capital expenditure that: (A) is provided for in the Company’s budget made available to Parent prior to the date of the Merger Agreement; or (B) when added to all other capital expenditures made on behalf of all of the Target Companies since the date of the Merger Agreement but not provided for in the Company’s budget delivered or made available to Parent prior to the date of the Merger Agreement, does not exceed $100,000 in the aggregate);

•

except to the extent expressly permitted by any other clause of the relevant provisions of the Merger Agreement, (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Material contract or any other contract that would be a Company Material contract had it been in effect on the date of the Merger Agreement; (B) amend, terminate, or waive any material right or remedy under, any Company Material contract, other than termination thereof upon the expiration of any such contract in accordance with its terms or if permitted by the terms of such Company Material contract, upon a material breach thereof by the counterparty thereto; or (C) incur, assume, endorse or otherwise become liable for any Debt (other than Debt among the Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company);

•

acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by the Company in the ordinary course of business consistent in all material respects with past practice; or (B) that are not material to the business of the Target Companies, taken as a whole);

•

make any pledge of or permit to become subject to any Encumbrances any assets that are material to the Company and its Subsidiaries, taken as a whole, except for Company Permitted Encumbrances and Encumbrances that do not materially detract from the value of such assets or that do not materially impair the operations of the Target Companies (taken as a whole);

•

lend money to any Person (other than intercompany indebtedness, routine travel and business expense advances made to directors or employees, in each case in the ordinary course of business, and other than pursuant to a contract existing on the date of the Merger Agreement or pursuant to any advancement obligations under the Company’s or its Subsidiaries’ organizational documents), or, except in the ordinary course of business consistent in all respects with past practice, incur or guarantee any Debt (other than intercompany Debt);

•

except as required under applicable legal requirements or the terms of any Company Employee Plan existing on the date of the Merger Agreement, (A) establish, adopt, enter into any new, materially amend, terminate or take any action to accelerate rights or payments under, or exercise positive discretion with respect to the certification of performance goals under, any Company Employee Plan or Company Employee Agreement (except entering into customary releases with departing employees in the ordinary course of business) or (B) pay any bonus or make any profit sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity based compensation, whether payable in stock, cash or other property), any other similar payment (including severance, change of control or termination payments) or remuneration payable to, any Company Associate, other than increases in any such compensation or benefits to any Company Associate with annual base compensation of less than $250,000 in the ordinary course of business consistent in all material respects with past practice;

•

hire any employee with an annual base salary in excess of $200,000 or terminate the service or employment of any Company Associate with an annual base salary in excess of $200,000 (other than for cause);

•	other than as required by changes in GAAP or SEC rules and regulations, change any of its material methods of accounting or material accounting practices in any respect;

•

make, change or revoke any material tax election (other than, in each case, in the ordinary course of business), file any material tax return other than on a basis consistent with past practice (if applicable), amend any material tax return, change any material accounting method in respect of taxes, knowingly settle or surrender any right or claim of a refund of a material amount of tax, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of other applicable legal requirement), enter into any tax sharing agreement (other than an Ordinary Commercial Agreement), settle any material tax claim, assessment, audit or investigation, consent to any material tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material tax audit (other than in the ordinary course of an audit);

•

commence any legal proceeding, except with respect to: (A) routine matters in the ordinary course of business consistent in all material respects with past practice involving only claims for monetary damages of not more than $100,000 in the aggregate; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit could result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such legal proceedings prior to commencement thereof); or (C) in connection with the Contemplated Transactions or a breach of the Merger Agreement or the other agreements listed in the definition of “Contemplated Transactions;”

•

settle any legal proceeding, other than pursuant to a settlement: (A) that results solely in monetary obligations involving payment by the Target Companies of an amount less than or equal to the amount specifically reserved in accordance with GAAP with respect to such legal proceedings on the Company Audited Balance Sheet; (B) that results solely in monetary obligation involving only the payment of monies by the Target Companies of not more than $100,000 in the aggregate; (C) pursuant to or otherwise in accordance with Section 5.10 (Regulatory Approvals and Related Matters) of the Merger Agreement; or (D) is covered by insurance maintained by the Target Companies;

•	recognize, or enter into, any collective bargaining agreement or any other contract or other agreement with any labor organization, except as otherwise required by applicable legal requirements;

•

(A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any contract between a Target Company and a Company Affiliate; (B) amend, terminate, or waive any material right or remedy under, any contract between a Target Company and a Company Affiliate, other than termination thereof upon the expiration of any such contract in accordance with its terms or if permitted by the terms of such contract, upon a material breach thereof by the counterparty thereto;

•

except as may be required by the certificate of incorporation, bylaws or other charter of organizational documents of the Company, convene any special meeting (or any adjournment thereof) of the stockholders of the Company;

•	enter into any contract with respect to the voting or registration of any Target Company’s capital stock;

•

(A) file any voluntary petition or consent to any petition seeking relief on behalf of a Target Company in bankruptcy, (B) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or similar official) of a Target Company or a substantial portion of the property of a Target Company (C) make any assignment for the benefit of any Target Company’s creditors or (D) admit its inability to pay its debts generally as they become due; or

•	agree or commit to take any of the actions described in this provision.

Access to Information. From the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement pursuant to its terms, upon reasonable advance notice, the Company will, and will cause the other Target Companies and the

Target Companies’ Representatives to provide Parent and Parent’s officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors and other advisors and representatives (collectively, “Representatives”) reasonable access (including by electronic means) during the Company’s normal business hours to the Target Companies’ Representatives, designated personnel and assets, and to all existing books, records, documents and information relating to the Target Companies, as Parent may reasonably request, and to promptly provide all reasonably requested information regarding the business of the Company and its subsidiaries, in each case for any reasonable business purpose related to the consummation of the Transactions and subject to customary exceptions and limitations. In addition, the Company will schedule a weekly meeting of the senior management of the Company with representatives of Parent to discuss topics material to the operation of the Company’s business that have arisen in the prior week or are reasonably expected to arise in the coming week.

Security Holder Litigation. In the event that any litigation related to the Merger Agreement, the Offer, the Merger or the other Contemplated Transactions is brought or threatened by any person against the Company and/or its directors or officers, the Company is required to promptly notify Parent of such litigation and to keep Parent reasonably informed with respect to the status thereof. Notwithstanding anything to the contrary in the Merger Agreement (but subject to the following sentence), the Company shall have the right to control the defense of any such litigation; provided that the Company shall give Parent the opportunity to participate, at the Parent’s expense, in the defense of any such litigation and the Company shall give due consideration to Parent’s advice with respect to such litigation. Notwithstanding anything to the contrary contained in the Merger Agreement, the Company shall not settle, offer to settle, or enter into any negotiations or agreements with respect to the settlement or potential settlement of any such litigation without the prior written consent of Parent, which consent shall not be unreasonably conditioned, withheld or delayed (provided that Parent shall not withhold its consent if the settlement involves (a) solely the payment of an aggregate amount not to exceed $100,000 and supplemental disclosure (provided, further that the Parent shall be given reasonable opportunity to review and comment on any supplemental disclosure and the Company shall consider in good faith any reasonable changes thereto proposed by Parent), (b) no admission of wrongdoing or liability, (c) no injunctive or similar relief, (d) a complete and unconditional release from the named plaintiff(s) of all defendants in respect of all disclosure claims then pending relating to the Merger Agreement and the Contemplated Transactions, (e) the withdrawal or dismissal of all claims and actions then pending relating to the Merger Agreement and the Contemplated Transactions and (f) no restrictions on the Company’s ability to conduct its business following the Closing). Each of the Parent and the Company shall notify the other promptly of the commencement, or commencement threatened in writing, of any such litigation of which it has received notice.

Stock Exchange Delisting and Deregistration. Prior to the Effective Time, the Company has agreed to cooperate with Parent and to use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable laws and rules and policies of the Nasdaq Capital Market to enable delisting by the Company of the Shares from the Nasdaq Capital Market and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 16 Matters. The Company and the Company Board have taken appropriate action to approve, for the purposes of Section 16(b) of the Exchange Act, the disposition and cancellation (or deemed disposition and cancellation) of Shares, in the Merger by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

State Takeover Laws. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations (including Section 203 of the DGCL) (each, a “Takeover Law”) may become, or may purport to be, applicable to the Merger Agreement, Parent and the Company have agreed to use take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated by the

Merger Agreement and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

Governance of the Surviving Corporation. As of the Effective Time: (i) the directors of the Surviving Corporation shall be the respective individuals who served as the directors of Purchaser as of immediately prior to the Effective Time; and (ii) the officers of the Surviving Corporation shall be the respective individuals who served as the officers of the Company as of immediately prior to the Effective Time, in each case, until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal. Parent may request any officer or director of the Company and its subsidiaries immediately prior to the Effective Time to execute and deliver a letter effectuating his or her resignation.

Employee Benefit Matters. Parent has agreed that, for a period that is at least twelve months following the Closing Date, it will provide to employees of the Company who remain actively employed by the Company or an affiliate during such period (the “Continuing Employees”): (i) rate of salary that is no less than that provided to such Continuing Employee immediately prior to the date of the Merger Agreement, and (ii) severance benefits and similar benefits that are no less favorable than those provided by the Company immediately prior to the date of the Merger Agreement. Parent has also agreed that the Surviving Corporation shall maintain the same employee benefit plans maintained by the Company immediately prior to the Effective Time until December 31, 2022, and thereafter until December 31, 2023 to the extent that a Continuing Employee commences participation in an employee benefit plan of Parent, One Planet Group or one of their Affiliates (the “Parent Group”), such participation will be on the same terms and at levels substantially similar to those at which similarly situated employees of the Parent Group participate.

For a period commencing at the Effective Time, Parent has also agreed that all Continuing Employees will be eligible to continue to participate in the Company’s health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate in the Company’s health and welfare benefit plans immediately prior to the Effective Time). Parent will also provide each Continuing Employee with service credit for all purposes under Parent’s employee benefit plan for service prior to the Effective Time with the Company to the same extent that such service was recognized under a corresponding the Company employee benefit plan prior to the Effective Time. To the extent permitted under applicable law, and subject to the concurrence of any third-party insurers, Parent will, with respect to any employee benefit plan maintained for the benefit of the Continuing Employees following the Effective Time use commercially reasonable efforts to: (i) waive all limitations as to preexisting conditions, exclusions, waiting periods and similar limitations with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any Parent benefit plan that is a welfare benefit plan in which such Continuing Employees and their dependents may be eligible to participate after the Effective Time, other than preexisting condition limitations, exclusions, waiting periods or similar limitations that are already in effect with respect to such Continuing Employees and/or dependents and that have not been satisfied or waived as of the Effective Time under any welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time; and (ii) provide each Continuing Employee with credit for any co-payments, deductibles or out-of-pocket expenses paid prior to the Effective Time in satisfying any applicable deductible or other out-of-pocket requirements under any Parent benefit plan that is a welfare plan in which such Continuing Employees may be eligible to participate after the Effective Time.

To the extent requested by Parent at least ten days prior to the Closing, the Company will take all actions that may be necessary to terminate participation in its 401(k) plan at least one day prior to the Closing Date and effective immediately prior to the Effective Time.

Tax Benefit Preservation Plan. As soon as reasonably practicable after the date of the Merger Agreement, the Company will amend the Tax Benefit Preservation Plan, dated as of May 26, 2010, by and between Company and Computershare Trust Company, N.A., as rights agent, which plan was amended by Amendment No. 1 to Tax Benefit Preservation Plan dated as of April 14, 2014, Amendment No. 2 to Tax Benefit Preservation Plan dated as April 13, 2017, and Amendment No. 3 to Tax Benefit Preservation Plan dated as of March 31, 2020, and with the rights thereunder adjusted by that Certificate of Adjustment dated as of July 12, 2012 (the original plan, as amended and adjusted, the “NOL Plan”) to provide that the Expiration Time (as such term is defined in the NOL Plan) shall occur immediately prior to the Acceptance Time. the Company and the Company Board have also declared that the NOL Plan is inapplicable to the Merger Agreement, the Merger and the Contemplated Transactions, and that the Contemplated Transactions contemplate an Exempt Transaction (as such term is defined in the NOL Plan).

Stockholder Restrictions. The Company has waived any provision of that certain Fourth Amended and Restated Stockholder Agreement, dated as of March 1, 2017, by and among the Company and certain stockholders of the Company or of any Tax Benefit Preservation Plan Exemption Agreement and Irrevocable Proxy by and among the Company and any stockholder of the Company entered into in connection with the NOL Plan or the NOL Plan itself (each an “Applicable Stockholder Agreement” and collectively, the “Applicable Stockholder Agreements”), in each case that would limit or otherwise prevent such stockholder from entering into a Support Agreement and performing its obligations thereunder, including any right of first refusal, any right to restrict the transfer of Shares, any standstill restrictions, any repurchase option, any consequences arising from a change in control of the Company, any obligation of a stockholder under any Applicable Stockholder Agreement to vote its Shares in any particular manner, or any right to vote such Shares pursuant to any proxy granted under any Applicable Stockholder Agreement (“Company Stockholder Restrictions”), in each case to the extent necessary (i) to permit any stockholder to tender any Shares into the Offer and to perform such stockholders obligations under any Support Agreement, and/or (ii) to permit Parent or Purchaser to consummate the transactions contemplated by the Merger Agreement, and the Company will terminate or waive any Company Stockholder Restrictions with respect to any Shares and terminate the Applicable Stockholder Agreements.

Representations and Warranties. This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Parent, Purchaser or the Company, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer or the Merger. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure schedules delivered by the Company to Parent in connection with the Merger Agreement. The representations and warranties were negotiated with the principal purpose of allocating risk among the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

In the Merger Agreement, the Company has made representations and warranties to Parent and Purchaser with respect to, among other things:

•	corporate matters, such as due organization, organizational documents, good standing, qualification, power and authority;

•	capitalization;

•	SEC filings and financial statements;

•	absence of certain changes since the Company’s financial statements for the period ending March 31, 2022;

•	title to assets;

•	loans, customers and suppliers;

•	equipment, real property, leasehold interests;

•	intellectual property, privacy and data security;

•	material contracts;

•	liabilities;

•	compliance with legal requirements; regulatory matters;

•	compliance with anti-corruption laws;

•	governmental authorizations;

•	tax matters;

•	employee and labor matters; benefit plans;

•	environmental matters;

•	insurance;

•	transactions with affiliates;

•	legal proceedings; orders;

•	government contracts;

•	authority; binding nature of Merger Agreement;

•	inapplicability of Section 203 of the DGCL;

•	no vote required for the Merger;

•	non-contravention; consents;

•	opinion of its financial advisor;

•	brokers’ fees and expenses;

•	accuracy of disclosures included or incorporated by reference in filings related to the Offer;

•	termination of the NOL Plan; and

•	non-reliance on certain communications with Parent and Purchaser.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or a “Company Material Adverse Effect” (as defined below).

In the Merger Agreement, Parent and Purchaser have made representations and warranties to the Company with respect to:

•	corporate matters, such as due organization, organizational documents, good standing, qualification, power and authority;

•	authority relative to the Merger Agreement;

•	ownership of securities of the Company;

•	litigation;

•	available funds;

•	non-contravention; consents;

•	accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9;

•

non-reliance on any representations or warranties regarding the subject matter of the Merger Agreement, express or implied, except for the Company’s representations and warranties under the Merger Agreement; and

•	the formation and activities of Purchaser;

•	brokers’ fees and expenses; and

•	enforceability of the Guarantee.

Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to “materiality” or a “Parent Material Adverse Effect” (as defined above).

None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any schedule, instrument or other document delivered pursuant to the Merger Agreement will survive the Effective Time.

Specific Performance. The parties have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties further agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to legal requirements or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy. The parties acknowledged and agreed that the Company shall be entitled to specific performance of Parent’s obligation to cause the Financing to be funded at the Acceptance Time and of the Parent’s and Purchaser’s obligations to consummate the Offer and the Closing and the obligations of the parties to the Financing Commitment to fund the Financing at the Acceptance Time, in each case in accordance with the terms of the Financing Commitment only if each of the following conditions has been satisfied: (i) all of the Offer Conditions have been satisfied (other than those conditions that by their terms are to be satisfied at the Acceptance Time; provided, that each of which is capable of being satisfied if the Acceptance Time were to occur at such time) or waived in writing by Parent; and (ii) the Company has delivered irrevocable written notice to Purchaser that (A) all conditions to the Company’s obligations hereunder have been satisfied (other than those conditions that by their terms are to be satisfied at the Acceptance Time) or waived in writing by the Company, (B) the Company is ready, willing and able to complete the Closing, and (C) if specific performance is granted, then the consummation of the Offer and the Closing will occur on the terms and conditions contemplated by the Merger Agreement; and (iii) Purchaser fails to consummate the Offer on the date it is required to have done so pursuant to the Merger Agreement and within two (2) Business Days following the delivery of the written notice specified in the foregoing clause (ii).

Notice of Certain Events. The Company and Parent have agreed to promptly notify the other of: (i) any notice or communication received by such party from any governmental body in connection with the Contemplated Transactions or from any person alleging that the consent of such person may be required in connection with the Contemplated Transactions; (ii) any legal proceeding commenced or, to any party’s knowledge, threatened in writing, against such party or any of its subsidiaries or otherwise relating to, involving or affecting such party or any of its subsidiaries, in each case in connection with, arising from or otherwise relating to the Contemplated Transactions, or affecting the business of such party or any of its subsidiaries; or (iii) any change, circumstance, condition, development, effect, event, occurrence or state of facts that has had or would reasonably be expected to have a Material Adverse Effect or Parent Material Adverse Effect, as applicable, or would reasonably be expected to make the satisfaction of any of the Offer Conditions impossible or unlikely.

Filings, Consents and Approvals. Each of the Company, Parent and Purchaser has agreed to use reasonable best efforts to obtain from any governmental body all consents, approvals, authorizations or orders required to be obtained under antitrust laws or to avoid the entry or enactment of any injunction or other order or decree relating to any antitrust law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions.

In addition, the Company, Parent and Purchaser have also agreed, until the Acceptance Time or the termination of the Merger Agreement pursuant to its terms, to promptly notify the other parties of the making or commencement of any request, inquiry, investigation, action or legal proceeding brought by a governmental body or brought by a third party before any governmental body, keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or legal proceeding, and promptly inform the other parties of, and wherever practicable give the other party reasonable advance notice of, and the opportunity to participate in, any communication in connection with any such request, inquiry, investigation, action or legal proceeding.

Directors’ and Officers’ Indemnification and Insurance. The Merger Agreement obligates Parent and the Surviving Corporation to honor all rights to indemnification, advancement of expenses, exculpation from liabilities and insurance rights in favor of the current and former directors and officers of each of the Target Companies, whom we refer to as “indemnitees,” with respect to acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time). Specifically, for a period of six years from and after the Effective Time, Parent has agreed that all rights to indemnification, exculpation and advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of indemnitees as provided in governing documents, indemnification agreements or other similar agreements of such Target Company with respect to all matters occurring prior to or at the Effective Time will continue in full force and effect in accordance with their respective terms and will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any indemnified person, and Parent will cause the Target Companies to perform their obligations thereunder.

Prior to Closing, the Company has agreed to purchase a “tail policy” providing for directors’ and officers’ liability insurance and fiduciary liability insurance coverages for a period of six (6) years following the Effective Time with respect to matters arising on or before the Effective Time; provided, however, that the cost for such “tail policy” shall not exceed $1,000,000.

In the event Parent or the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the Surviving Corporation shall ensure that the successors and assigns of the Surviving Corporation, will assume the obligations described above.

Expenses. Except as otherwise provided in the Merger Agreement, all fees and expenses incurred by the parties in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses, whether or not the Offer and Merger are consummated.

Offer Conditions. The Offer Conditions are described in “The Tender Offer—Section 16. Conditions to the Offer.”

Support Agreements

Concurrently with the execution and delivery of the Merger Agreement, certain equity holders (including certain entities holding Shares on their behalf) of the Company, and collectively beneficially owning approximately 40% of the outstanding voting power of the Company (assuming no exercise of outstanding equity awards), (each a “Supporting Stockholder”) entered into a Tender and Support Agreement (together, the “Support Agreements”) with Parent and Purchaser, pursuant to which the Supporting Stockholders agreed, among other things, to validly and irrevocably tender or cause to be validly and irrevocable tendered in the Offer all of such Supporting Stockholder’s Shares pursuant to and in accordance with the terms of the Offer, which Shares represent in the aggregate approximately 40% of the outstanding voting power of the Company as of June 24, 2022, and, subject to certain exceptions, not to transfer any of the Shares that are subject to the Support Agreements. Each Supporting Stockholder, except as noted in the immediately following sentence, agreed (i) that it will promptly, and, in any event no later than three (3) business days after the commencement of the Offer, validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer and Rule 14d-2 under the Exchange Act, all of the outstanding Shares beneficially owned by the Supporting Stockholder; (ii) if the Supporting Stockholder acquires beneficial ownership of any additional outstanding Shares prior to the earlier of the Effective Time or valid termination of the Merger Agreement, to promptly (and, in any event, not later than two (2) business days after the Supporting Stockholder acquires beneficial ownership of such additional outstanding Shares) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer and Rule 14d-2 under the Exchange Act, all of such additional Shares; and (iii) that it waives and will not exercise any and all rights such Stockholder may have under any securities convertible into or exchangeable for capital stock or voting securities of the Company, other than those granted as equity awards.

In addition, each Supporting Stockholder agreed, if necessary, to not vote such Supporting Stockholder’s Shares in favor of, or consent to, and will vote against and not consent to, the approval of any: (i) Acquisition Proposal, or any agreement related thereto, and any action that would reasonably be interpreted to be in furtherance of any Acquisition Proposal; (ii) against any liquidation, dissolution, extraordinary dividend or other significant corporate reorganization of the Company; (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of any transactions contemplated by the Merger Agreement; (iv) any change in the board of directors of the Company; (v) any material change in the capitalization of any of the Company or its subsidiaries or any of the Company’s or its subsidiaries’ corporate structures; or (vi) other matter relating to, or in connection with the foregoing matters.

Each Support Agreement will terminate upon the first to occur of: (i) the date upon which the Merger Agreement is validly terminated or (ii) the Effective Time.

The foregoing description of the Support Agreements do not purport to be complete and is qualified in its entirety by reference to the full text of the form of Support Agreement, which is filed as an Exhibit (d)(1) to the Schedule TO.

Equity Commitment Letter

On July 24, 2022, Parent and One Planet Group, LLC entered into a letter agreement (the “Equity Commitment Letter”), pursuant to which One Planet agreed to purchase certain equity interests of Parent with an aggregate purchase price not to exceed the Commitment Amount. One Planet’s obligation to fund the commitment is subject to (i) the execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction or waiver of each of the Offer Conditions (other than any conditions that by their nature are to be satisfied by the delivery of documents or the taking of actions at the Acceptance Time, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions), and (iii) the substantially simultaneous consummation of the purchase of and payment for all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer.

This summary does not purport to be complete and is qualified in its entirety by reference to the Equity Commitment Letter, which is filed as an Exhibit (d)(2) to the Schedule TO and is incorporated by reference herein.

Guarantee

In connection with the execution of the Merger Agreement, Guarantor provided a limited guarantee (the “Guarantee”) pursuant to which it guarantees the obligations of Parent and the Purchaser with respect to payment of the Reverse Termination Fee whether or not existing or hereafter arising.

Guarantor’s liability is absolute, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Purchaser.

The foregoing summary and description of the material terms of the Guarantee do not purport to be complete and are qualified in their entirety by reference to the full text of the Guarantee, which is filed as an Exhibit (d)(4) to the Schedule TO and is incorporated herein by reference.

Confidentiality Agreement

On May 5, 2022, the Company and Parent entered into a confidentiality agreement (the “Confidentiality Agreement”), pursuant to which each party agreed, subject to certain exceptions, to keep confidential nonpublic information about the other party in connection with a possible transaction. Parent’s and the Company’s obligations with respect to any particular item of confidential information under the Confidentiality Agreement remain in effect until May 5, 2023. The Confidentiality Agreement includes a standstill provision which would have terminated upon the Company entering into certain agreements that could result in a change of control.

The foregoing summary of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, which is filed as Exhibit (d)(3) to the Schedule TO filed with the SEC, which is incorporated herein by reference.

Commercial Arrangement with Buyerlink

The Company and Buyerlink, a subsidiary of One Planet Group, have ongoing commercial arrangements that they enter into in the ordinary course of business, including purchases and sales of leads and traffic on each other’s network and platform.

12. Purpose of the Offer; Plans for the Company

The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as a first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. In accordance with the Merger Agreement, if Purchaser consummates the Offer and the conditions to the Merger specified in the Merger Agreement are satisfied or waived, the Merger will be effected pursuant to Section 251(h) of the DGCL and, following the consummation of the Merger, the Company will become a wholly-owned subsidiary of Parent.

Parent believes that there would be a number of benefits to the Company that would follow from the Company being a wholly-owned subsidiary of Parent. These benefits include:

•

by ceasing to be a public company, the Company will benefit from the elimination of the additional burdens on its management and the expenses associated with being a public company, including no longer preparing periodic reports under federal securities laws, enabling management to devote more of their time and energy to core business operations; and

•

as a wholly-owned subsidiary of Parent, the Company will have access to Parent’s financial, technology, commercial and other resources that can support its operations and advance its product offerings.

The Company’s stockholders who sell their Shares in the Offer or receive the Offer Price for their Shares as a result of the subsequent Merger will benefit from receiving cash consideration for their Shares. Additionally, after selling their Shares in the Offer or receiving the Offer Price for their Shares as a result of the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of their Shares. However, stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company or any right to participate in its potential future earnings and growth. If the Merger is consummated, non-tendering stockholders of the Company also will no longer have an equity interest in the Company.

Parent is conducting a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider what, if any, changes would be desirable in light of the circumstances which exist upon the consummation of the Offer and the Merger. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and, after the consummation of the Offer and the Merger, will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company’s business, operations, capitalization and management, with a view toward optimizing development of the Company’s assets and the expertise of its employees. However, except as disclosed in this Offer to Purchase, Parent and Purchaser have no current plans with respect to any of such matters.

Except as disclosed in this Offer to Purchase, Parent does not have any present plans or proposals that would result in (i) an extraordinary transaction involving the Company or any of its subsidiaries such as a merger, reorganization or liquidation, (ii) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, or (iii) a material change in the Company’s present dividend rate or policy, or indebtedness or capitalization. Purchaser’s directors as of immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. Except as disclosed in this Offer to Purchase, the Company’s officers as of immediately prior to the Effective Time will continue to be the officers of the Surviving Corporation until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

13. The Recommendation by the Board of Directors of the Company

The Company Board has made the Company Board Recommendation pursuant to which it (a) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to and in the best interest of, the Company and its stockholders; (b) declared it advisable to enter into the Merger Agreement; (c) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger; (d) agreed that the Merger shall be effected pursuant to Section 251(h) of the DGCL; and (e) recommended that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

The Company Board Recommendation was made after a recommendation by the Special Committee that the Board (a) approve the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, (b) agree that the Merger shall be effected pursuant to Section 251(h) of the DGCL, (c) resolve to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and (d) take, or cause to be taken, all such action as may be necessary to effect the foregoing.

A more complete description of the approval of the Company Board and the recommendation of the Special Committee of the Offer and the Merger is set forth in the Company Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the SEC and furnished to stockholders of the Company in connection with this Offer.

14. Certain Effects of the Offer

Market for the Shares. If the conditions to the Offer are satisfied and the Offer is consummated, there will be no market for the Shares because Parent intends to consummate the Merger three business days following the satisfaction or waiver of all of the Offer Conditions.

Stock Quotation. The Shares are currently listed on Nasdaq. Immediately following the Effective Time, the Shares will no longer meet the requirements for continued listing on Nasdaq because the only stockholder will be Parent. Nasdaq requires, among other things, that any listed shares of common stock have at least 1,250,000 publicly held shares. Immediately following the consummation of the Merger, Parent intends and will cause the Company to delist the Shares from Nasdaq.

Margin Regulations. The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such shares. Immediately following the consummation of the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the shares would no longer be “margin securities” or be eligible for listing on Nasdaq. We intend and will cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met and, in any event, following the consummation of the Merger.

Effects of the Merger. If the Offer is completed, in accordance with the terms of the Merger Agreement, Parent will cause Purchaser to be merged with and into the Company in accordance with Section 251(h) of the DGCL without a vote of the Company’s stockholders, with the Company continuing as the Surviving Corporation and a wholly-owned subsidiary of Parent. At the Effective Time, each Share outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will, without any further action on the part of the holder of such Share, be converted into the right to receive the Offer Price, payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share.

If the Merger is consummated, a holder of Shares at the Effective Time who has neither voted in favor of the Merger nor consented thereto in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the Dissenting Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine. See “The Tender Offer—Section 18. Appraisal Rights.”

Effects if Offer not Consummated. If the Offer is not completed for any reason, Parent will review its options. These include (i) not taking any further action, (ii) purchasing or selling Shares in the open market or in privately negotiated transactions, (iii) making a new tender offer, (iv) seeking to negotiate a merger or other business combination with the Company or (v) a combination of the foregoing. If Parent were to pursue any of these alternatives, it might take considerably longer for stockholders to receive any consideration for their Shares (other than through sales in the open market or otherwise) than if they had tendered their Shares in the Offer. No assurance can be given as to the price per Share that may be paid in any such future acquisition of Shares, and such price may be higher or lower than or the same as the Offer Price.

15. Dividends and Distributions

Under the terms of the Merger Agreement, the Company is not permitted to declare, accrue, set aside or pay any dividend or make any other distribution in respect of the Shares or any other shares of capital stock of the Company, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the Company and any of its subsidiaries (the “Target Companies”); (B) pursuant to the Company’s right to repurchase restricted stock held by an employee of the Company or any of its subsidiaries upon termination of such employee’s employment; or (C) in connection with the withholding of shares of Company Common Stock to satisfy tax obligations with respect to the exercise of Company Options or the vesting of Company Restricted Shares.

16. Conditions to the Offer

Notwithstanding any other provisions of the Offer, but subject to the terms and conditions of the Merger Agreement, in addition to Purchaser’s right to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement, neither Parent nor Purchaser shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares of the Company promptly after the termination or withdrawal of the Offer), pay for any Shares that are validly tendered in the Offer and not withdrawn prior to the Expiration Time unless, at or immediately prior to the Expiration Time:

(a) immediately prior to the-then scheduled expiration of the Offer, the number of shares of Company Common Stock validly tendered and not validly withdrawn, together with any shares of Company Common Stock beneficially owned by Parent or any Subsidiary of Parent, equals at least one share more than 50% of all shares of Company Common Stock then outstanding (the “Minimum Condition”), provided that for purposes of determining whether the Minimum Condition has been satisfied, the parties shall exclude Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL);

(b) no governmental body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, temporary restraining order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of prohibiting the consummation of the Offer or making the Offer or the Merger illegal, or otherwise prohibiting consummation of the Offer or the Merger, nor shall any legal requirement have been promulgated, enacted, issued, or deemed applicable to the Offer or the Merger by any governmental body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger;

(c) since the date of the Merger Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect (as defined below);

(d) the Company shall have complied with or performed in all material respects the obligations, covenants and agreements under the Merger Agreement it is required to comply with or perform at or prior to the Acceptance Time;

(e) (i) the “Company Designated Representations” (which are the Company’s representations and warranties in Sections 2.1(a) and 2.1(b) (Subsidiaries, Due Organization, Etc.), 2.22 (Authority, Binding Nature of Agreement), 2.24 (No Vote Required), 2.25(a) (Non-Contravention of Charter or Organizational Documents) and 2.27 (Financial Advisor) of the Merger Agreement) shall be accurate in all material respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, (1) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded and (2) unless Parent shall have otherwise consented, any update of or modification to the Company Disclosure Schedule to the Merger Agreement made or purported to have been made on or after the date of the Merger Agreement shall be disregarded;

(ii) the “Company Capitalization and NOL Plan Representations” (which are the Company’s representations and warranties in Sections 2.3(a) (the first sentence only), 2.3(c) and 2.3(e) (Capitalization, Etc.) and 2.29 (NOL Plan)) shall be accurate in all respects (other than de minimis inaccuracies) as of the expiration of the Offer as though made on and as of the expiration of the Offer;

(iii) each of the representations and warranties of the Company (other than the Company Designated Representations and the Company Capitalization Representations) shall be accurate in all respects as of the expiration of the Offer (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, that: for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (1) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (2) unless Parent shall have otherwise consented, any update of or modification to the Company Disclosure Schedule provided in connection with the Merger Agreement made or purported to have been made on or after the date of the Merger Agreement shall be disregarded;

(f) Parent and Purchaser shall have received a certificate of an executive officer of the Company, dated as of the scheduled Expiration Time, to the effect that the conditions set forth in clauses (d) and (e) above have been satisfied;

(g) the Merger Agreement shall not have been validly terminated in accordance with its terms; and

(h) there shall not be pending any legal proceeding in which a governmental body is a party: (i) challenging or seeking to restrain, prohibit, rescind or unwind the Offer or the Merger; (ii) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (iii) relating to the Offer or the Merger and that would reasonably be expected to materially and adversely affect the right or ability of Parent to own any of the material assets or materially limit the operation of the business of the Target Companies, taken as a whole; (iv) seeking to compel any of the Target Companies, Parent or any subsidiary of Parent to dispose of or hold separate any material assets or material business as a result of the Offer or the Merger; or (v) relating to the Offer or the Merger and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of the Target Companies.

“Company Material Adverse Effect” is defined in the Merger Agreement as any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the business, financial condition or results of operations of the Target Companies taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred or could or would occur, a Company Material Adverse Effect: (i) conditions generally affecting the industry in which any Target Company participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a materially disproportionate impact on the Target Companies taken as a whole as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein, and any changes arising out of acts of terrorism, war, weather conditions, viruses or pandemics or other force majeure events, to the extent that such conditions do not have a materially disproportionate impact on the Target Companies, taken as a whole, as compared to other industry participants; (iii) changes in the trading price or trading volume of Company Common Stock, or the actual or threatened suspension of trading in or delisting of the Company’s securities on the Nasdaq Capital Market (it being understood, however, that except as otherwise provided in this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume of Company Common Stock may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred or could or would occur); (iv) changes in GAAP (or any interpretations of GAAP) or Legal Requirements applicable to Company or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred or could or would occur); (vi) any stockholder litigation or other claims arising from or relating to the Merger Agreement or the Contemplated Transactions and/or relating to a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (vii) resulting or arising out of the execution, announcement or performance of the Merger Agreement or any of the Contemplated Transactions, including the loss of employees, suppliers or customers (including customer orders or contracts); (viii) the taking of any action expressly required to be taken pursuant to the Merger Agreement or the taking of any action requested by Parent to be taken pursuant to the terms of the Merger Agreement to the extent taken in accordance with such request; or (ix) a material decline in the business, operating results or financial condition of the Company and its Subsidiaries on a consolidated basis occurring after the date of the Merger Agreement.

The foregoing conditions are not a limitation of the right of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The foregoing conditions are for the sole benefit of Parent and Purchaser, and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to such condition. All conditions (except for the Minimum Condition) may be waived by Parent or Purchaser in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

17. Certain Legal Matters; Regulatory Approvals

General. Except as described in this Section 17, based on our examination of publicly available information filed by the Company with the SEC and other information concerning the Company, we are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by our acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, we currently contemplate that, except as described below under “State Takeover Laws,” such approval or other action will be sought. While we do not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business, any of which under certain conditions specified in the Merger Agreement could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See “The Tender Offer—Section 16. Conditions to the Offer.”

State Takeover Laws. A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects therein.

Based on information supplied by the Company and the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement by the Company Board, we do not believe that any state takeover statutes or similar laws purport to apply to the Offer or the Merger. Except as described herein, none of Parent, Purchaser, nor the Company has currently attempted to comply with any state takeover statute or regulation. We reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, we may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See “The Tender Offer—Section 16. Conditions to the Offer.”

18. Appraisal Rights

Appraisal Rights. No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Dissenting Shares at the

Effective Time who is entitled to appraisal rights under Section 262 of the DGCL and has complied with the provisions of the DGCL concerning the rights of holders of Shares to require appraisal of such Shares and who has neither voted in favor of the Merger nor consented thereto in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the Dissenting Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine. Unless the Delaware court in its discretion determines otherwise for good cause shown, this rate of interest will be five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time between the Effective Time and the date of payment and will be compounded quarterly.

Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Dissenting Shares. Stockholders should recognize that the value so determined could be higher or lower than, or the same as, the price per Share paid pursuant to the Offer or the per share price to be paid pursuant to the Merger. Moreover, we or the Company may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the price paid in the Offer and the Merger. Stockholders also should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, are not opinions as to fair value under Section 262 of the DGCL.

If any holder of Dissenting Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his, her, or its rights to appraisal as provided in the DGCL, the Dissenting Shares of such stockholder will be converted into the right to receive the Offer Price, without interest and subject to applicable withholding taxes, in accordance with the Merger Agreement.

Section 262 of the DGCL provides that, if a merger was approved pursuant to Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL.

As described more fully in the Schedule 14D-9, if a stockholder wishes to elect to exercise appraisal rights under Section 262 of the DGCL, such stockholder must (among other things) do all of the following: (a) no later than the later of the consummation of the Offer and 20 days after the date of mailing of the notice referred to in the previous paragraph, deliver to the Company a written demand for appraisal by the holder of record of the Shares, which demand must reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal; (b) not tender such stockholder’s Shares in the Offer; and (c) continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time. Following the Effective Time, additional steps may be necessary for any such stockholder to perfect his, her or its appraisal rights, all as described more fully in the Schedule 14D-9.

The foregoing summary of appraisal rights of stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262 of the DGCL, the full text of which is set forth in Schedule C attached to this Offer to Purchase. The preservation and exercise of appraisal rights require timely adherence to the applicable provisions of Delaware law. If a stockholder withdraws or loses the right to appraisal, such stockholder will be entitled to receive only the Offer Price.

19. Transactions and Arrangements Concerning the Shares and Other Securities of the Company

(i) None of (A) Parent, (B) Purchaser or (C) to the knowledge of Parent or Purchaser after reasonable inquiry, any of the persons listed on Schedule A or any associate or majority-owned subsidiary of Parent, Purchaser or any of the persons so listed, beneficially owns any Shares and (ii) none of (A) Parent, (B) Purchaser, (C) to the knowledge of Parent or Purchaser after reasonable inquiry, any of the persons listed on Schedule A or any associate or majority-owned subsidiary of Parent or Purchaser, and (D) any pension, profit-sharing or similar plan of Parent or Purchaser has effected any transaction in Shares during the past 60 days.

According to the Company, all unaffiliated directors and executive officers of the Company intend to tender all Shares owned by such directors and executive officers. To Parent and Purchaser’s knowledge, neither the Company nor any of its directors, executive officers or affiliates has made a recommendation either in support of or opposed to the transaction and the reasons for the recommendation, other than as set forth in the Schedule 14D-9 filed by the Company with the SEC.

Except for the Support Agreements, none of Parent, Purchaser or, to the knowledge of Parent or Purchaser after reasonable inquiry, any of the persons listed on Schedule A, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Except as set forth in “The Tender Offer—Section 10. Background of the Offer; Past Contacts or Negotiations with the Company,” and this Section 19, in the past two years, (i) there have been no transactions between any of Parent, Purchaser or, to the knowledge of Parent or Purchaser after reasonable inquiry, any of the persons listed on Schedule A, on the one hand, and the Company or any of its affiliates that are not natural persons, on the other hand, for which the aggregate value of the transaction was more than one percent of the Company’s consolidated revenues for the fiscal year in which the transaction occurred or the past portion of the current fiscal year (if the transaction occurred in the current fiscal year); (ii) there have been no transactions between any of Parent, Purchaser or, to the knowledge of Parent or Purchaser after reasonably inquiry, any of the persons listed on Schedule A, on the one hand, and any executive officer, director or affiliate of the Company who is a natural person, on the other hand, for which the aggregate value of the transaction, or series of similar transaction with such director, executive officer or affiliate, exceeded $60,000; (iii) there have been no negotiations, transactions or material contacts between any of Parent, Purchaser, their respective subsidiaries, or, to the knowledge of Parent or Purchaser after reasonable inquiry, any of the persons listed on Schedule A, on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of the Company’s securities, an election of the Company’s directors or a sale or other transfer of a material amount of assets of the Company; and (iv) to the knowledge of Parent or Purchaser after reasonable inquiry, there have been no negotiations or material contacts between (A) any affiliate of the Company and (B) the Company or any of its affiliates, on the one hand, and any person not affiliated with the Company, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of the Company’s securities, an election of the Company’s directors or a sale or other transfer of a material amount of assets of the Company.

20. Interests of Company Directors and Executive Officers in the Offer and the Merger

In considering the fairness of the consideration to be received in the Offer and the Merger, the stockholders of the Company should be aware that certain directors and executive officers of the Company have interests in the Offer and Merger that may present them with certain actual or potential conflicts of interest. A description of these interests, including the information required to be disclosed pursuant to Item 402(t) of Regulation S-K, is included in the Schedule 14D-9 under the headings “Item 3. Past Contacts, Transactions, Negotiations and Agreements,” “Item 4. The Solicitation or Recommendation” and “Item 8. Additional Information,” which description and information is incorporated herein by reference.

In addition, pursuant to the Merger Agreement, (i) for a period that is at least twelve months following the Closing Date, the Surviving Corporation shall provide each Continuing Employee with, as applicable, (A) a rate of salary that is no less than that provided to such Continuing Employee immediately prior to the Effective Time, and (B) severance and similar benefits that are no less favorable than the severance and similar benefits provided to the applicable Continuing Employees as of the date hereof, and (ii) until December 31, 2022, the Surviving Corporation shall maintain the same employee benefits plans as were maintained by the Company immediately prior to the Effective Time. For a period ending on December 31, 2023, to the extent that any Continuing Employee commences participation in any employee benefit plan, program or arrangement of Parent, the Guarantor or one of their Affiliates (collectively, the “Parent Group”), such participation shall be on terms and at levels that are substantially the same as those at which similarly situated employees of the Parent Group participate.

If requested by Parent at least ten days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the Closing Date and effective immediately prior to the Effective Time, any Company employee plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If Parent makes such termination request, the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board (or such other entity with the authority to terminate a Company 401(k) Plan) of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and reasonable comment of Parent). With respect to any Company 401(k) Plan that is terminated upon Parent’s request, Parent shall cause any defined contribution plan maintained by Parent or any other member of the Parent Group that contains a qualified cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Parent 401(k) Plan”) to allow each Continuing Employee to make a “direct rollover” to the Parent 401(k) Plan of the account balances (including the in-kind rollover of notes evidencing outstanding participant loans) of such Continuing Employee under the Company 401(k) Plan in which such Continuing Employee participated prior to the Closing, if such direct rollover is elected in accordance with applicable Legal Requirements.

With respect to each “employee benefit plan” as defined in Section 3(3) of ERISA and each vacation or paid time off and severance plan (that is not an “employee benefit plan” as defined in Section 3(3) of ERISA) maintained by any member of the Parent Group (collectively, the “Parent Benefit Plans”) in which any Continuing Employee participate after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Continuing Employees with the Company or a Subsidiary, as the case may be, for purposes of eligibility, vesting and participation (but not for purposes of benefit accrual other than with respect to vacation, paid time off, or severance), in any such Parent Benefit Plan to the extent such service was credited under the applicable Company Employee Plan. In addition, and subject to the concurrence of any third-party insurers, Parent shall, or shall cause the Surviving Corporation to, use its commercially reasonable efforts to: (i) waive all limitations as to preexisting conditions, exclusions, waiting periods and similar limitations with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any Parent Benefit Plan that is a welfare benefit plan in which such Continuing Employees and their dependents may be eligible to participate after the Effective Time, other than preexisting condition limitations, exclusions, waiting periods or similar limitations that are already in effect with respect to such Continuing Employees and/or dependents and that have not been satisfied or waived as of the Effective Time under any welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time; and (ii) provide each Continuing Employee with credit for any co-payments, deductibles or other out-of-pocket expenses paid prior to the Effective Time in satisfying any applicable deductible or other out-of-pocket requirements under any Parent Benefit Plan that is a welfare plan in which such Continuing Employees may be eligible to participate after the Effective Time.

21. Fees and Expenses

Parent and Purchaser have retained MacKenzie Partners, Inc. to be the Information Agent and Computershare Trust Company, N.A. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Information Agent and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

22. Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Purchaser, the Depositary, or the Information Agent for the purpose of the Offer.

Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Company is required under the rules of the SEC to file its Schedule 14D-9 no later than 10 business days from the date of this Offer to Purchase, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may, when filed, be examined at, and copies may be obtained from, the SEC in the manner set forth under “The Tender Offer—Section 7. Certain Information Concerning The Company.”

Unity AC 2, Inc.

August 3, 2022

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE OFFICERS OF PARENT, PURCHASER AND GUARANTOR

Parent, Purchaser and Guarantor

Set forth below are the name and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent, Purchaser and Guarantor. Except as otherwise noted, positions specified are positions with Parent. The business address of each of the persons listed below is 1820 Bonanza Street, Walnut Creek, CA, and the telephone number is (925) 983-2800.

Name	Principal Employment	Citizenship
Payam Zamani

Mr. Payam Zamani is the founder, chairman and CEO of One Planet Group LLC a global hybrid tech combining operating technology and media companies, an early stage investor, and a startup business incubator, established in 2015. Going beyond financial metrics One Planet is built on an ethos of sacrificial giving and universal philanthropy, believing that businesses should consider the betterment of the world and be a source of good. Mr. Zamani graduated from UC Davis with a degree in environmental toxicology in 1994. Later that year, he co founded Autoweb.com. Ultimately becoming a catalyst in the way people bought and sold vehicles, Autoweb made its stock market debut on March 23, 1999. In 2001, Mr. Zamani launched Reply.com, a performance-based marketing company which in 2015 was relaunched as Buyerlink and is now owned by One Planet Group. In 2020, Mr. Zamani was honored as a Best CEO for Diversity by Comparably. He received the University of California, Davis Award of Distinction in 2018, and was granted the Tahirih Justice Center’s Hope Award in 2016.

United States of America

Name	Principal Employment	Citizenship
Armita Rostamian

Mrs. Rostamian is One Planet Group’s Chief Financial Officer and oversees accounting and finance, HR for all One Planet Group companies. A lover of mathematics and analytics, Mrs. Rostamian enjoys cross-functionally managing One Planet and its brands taxes, audits, and banking partnerships. She focuses on building strong finances, revenue growth, efficiency, and participates in the individual companies budgeting and planning sessions. Mrs. Rostamian joined One Planet in 2007 as an accountant while pursuing her university degree in the U.S. She holds a bachelor s degree in accounting and finance from California State University, Hayward and a bachelor s degree in industrial engineering from K.N Toosi University of Technology.

United States of America

SCHEDULE B

SECURITY OWNERSHIP AND TRANSACTIONS IN THE SHARES BY PARENT,
PURCHASER, GUARANTOR AND THEIR RESPECTIVE DIRECTORS AND
EXECUTIVE OFFICERS

The following table sets forth the ownership of Shares as of August 3, 2022, by Parent, Purchaser and Guarantor and, to the knowledge after reasonable inquiry of Parent and Purchaser, the respective directors and executive officers of Parent, Purchaser and Guarantor, and the securities transactions by those persons of Shares during the 60 days prior to August 3, 2022:

Person	Security Ownership
	Number	Percent	Transactions in Past 60 Days
Parent	—	—	—
Purchaser	—	—	—
Guarantor	—	—	—
Payam Zamani	—	—	—
Armita Rostamian	—	—	—

SCHEDULE C

GENERAL CORPORATION LAW OF DELAWARE
SECTION 262 APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Manually signed facsimiles of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of the Company or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer Is:

If delivering by express mail, courier or other expedited service:	If delivering by first class mail:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021	Computershare Trust Company, N.A. PO Box 43011 Providence, RI 02940

Any questions or requests for assistance may be directed to the Information Agent at the telephone number and address set forth below. Requests for additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

1407 Broadway
New York, New York 10018
(212) 929-5500
Call Toll Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com